Exhibit (a)(1)(A)

OTONOMY, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK OPTIONS

FOR NEW STOCK OPTIONS

This document constitutes part of the prospectus relating to the securities that have been registered under the Securities Act of 1933, as amended.

The prospectus relates to the Otonomy, Inc. Amended and Restated 2010 Equity Incentive Plan and the Otonomy, Inc. 2014 Equity Incentive Plan.

December 20, 2017

OTONOMY, INC.

OFFER TO EXCHANGE CERTAIN

OUTSTANDING STOCK OPTIONS FOR NEW STOCK OPTIONS

This Offer and withdrawal rights will expire at 9:00 p.m., Pacific Time, on January 19, 2018,

unless we extend them.

By this offer (the “Offer”), Otonomy, Inc. (“Otonomy,” “we,” “our” or “us”) is giving eligible employees of Otonomy the opportunity to exchange some or all of their stock options granted under our Amended and Restated 2010 Equity Incentive Plan (the “2010 Plan”) or our 2014 Equity Incentive Plan, as amended (the “2014 Plan”), with a per share exercise price greater than $12.00, whether vested or unvested, that are outstanding at the start of this Offer and remain outstanding and unexercised through the expiration of this Offer (“eligible options”), for new options to purchase shares of our common stock (“new options”). New options will be granted under, and subject to, the terms and conditions of our 2014 Equity Incentive Plan and option agreement thereunder. All employees of Otonomy (including our President and Chief Executive Officer, Chief Financial and Business Officer, General Counsel and Chief Compliance Officer, Chief Scientific Officer, Chief Technology Officer, and Chief Medical Officer, who are referred to as our eligible officers) who hold eligible options and remain employed through the date of grant for new options may participate in this Offer (“eligible employees”). Non-employee members of our board of directors will not be eligible to participate.

The Offer will expire at 9:00 p.m., Pacific Time, on January 19, 2018, unless we extend the date (such date of expiration, the “expiration date”). Eligible employees may tender eligible options on or before the expiration date in order to receive new options. New options will cover the same number of shares of our common stock as the number of shares subject to the exchanged options, except that any new options granted to eligible officers will cover two-thirds of the number of shares that were subject to the unexercised portion of the exchanged eligible options (with any fractional share rounded down to the nearest whole share). All new options will have an exercise price per share equal to the closing sales price of a share of our common stock on the expiration date on the Nasdaq Global Select Market (the “new option grant date”). We expect the new option grant date to be January 19, 2018. If the expiration date of the Offer is extended, then the new option grant date will be similarly extended.

All new options will be nonstatutory stock options for U.S. tax purposes, regardless of whether the corresponding eligible options cancelled in the Offer were incentive stock options or nonstatutory stock options.

The new options will be unvested as of the new option grant date, regardless of the extent to which the exchanged eligible options were vested, and will be scheduled to vest based on continued service with us or any of our subsidiaries through each applicable vesting date in accordance with the new vesting schedule. The new vesting schedule generally provides that to the extent that a portion of an eligible option grant exchanged in the Offer was vested on the date it was cancelled or would have been scheduled to vest within six months after the new option grant date, an equivalent portion of the new option grant will be scheduled to vest on the one-year anniversary of the new option grant date; and the remaining shares subject to the new options will be scheduled to vest as to one-third of such shares on the one-year anniversary of the new option grant date and as to 1/36th monthly thereafter over an additional period of two years. Vesting is subject to continued service with us or any of our subsidiaries through each applicable vesting date. Your participation in this Offer and receipt of any new options does not provide any guarantee or promise of continued service with us or any of our subsidiaries.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “OTIC.” On December 15, 2017, the closing sales price of our common stock was $5.05 per share on the Nasdaq Global Select Market. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this Offer.

See “Risks of participating in the Offer” beginning on page 17 for a discussion of risks that you should consider before participating in this Offer.

IMPORTANT

If you want to participate in the Offer, we encourage you to submit your election electronically via the Offer website at https://otonomy.equitybenefits.com or fax at (408) 979-8707. Your election must be received on or before the expiration date of the Offer, currently expected to be 9:00 p.m., Pacific Time, on January 19, 2018.

Your delivery of all documents regarding the Offer, including elections, is at your own risk. Only elections that are properly completed and actually received by us by the deadline via the Offer website at https://otonomy.equitybenefits.com or by fax at (408) 979-8707 will be accepted. Elections submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you submit your election via the Offer website, a confirmation statement will be generated by the Offer website at the time that you complete and submit your election. You should print and keep a copy of the confirmation statement for your records. The printed confirmation statement will provide evidence that you submitted your election. If you submit an election form by fax, we intend to confirm the receipt of your election form by email within two U.S. business days of receiving your election form. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. If you do not receive a confirmation, we recommend that you confirm that we have received your election by contacting Carla Boren, our Vice President of Human Resources, by email at exchange@otonomy.com or by phone at (619) 323-2209. Note that if you submit any election within the last two U.S. business days prior to the expiration of the Offer, time constraints may prevent us from providing a confirmation by email prior to the expiration of the Offer.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or other securities commission or regulator has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this Offer. Any representation to the contrary is a criminal offense.

You should direct questions about this Offer or requests for additional copies of this Offer to Exchange (as defined below) and the other Offer documents to Carla Boren, our Vice President of Human Resources, at:

Otonomy, Inc.

4796 Executive Drive

San Diego, California 92121

(619) 323-2209 (Direct)

(619) 323-2200 (Main)

Email: exchange@otonomy.com

We recommend that you discuss the personal tax consequences of this Offer with your financial, legal and/or tax advisers.

You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the new options in any jurisdiction where the Offer is not permitted. However, at our discretion, we may take actions necessary for us to make an offer to option holders in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown on the first page of this Offer to Exchange. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this Offer. You should carefully read this entire Offer to Exchange, the accompanying launch email from OtonomyExchange@equitybenefits.com on behalf of David A. Weber, Ph.D., President and Chief Executive Officer, and the election form, together with the associated instructions and agreement to the terms of the election. This Offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other Offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find more complete information with respect to these topics.

Q1.	What is the Offer?	3
Q2.	Why are we making this Offer?	3
Q3.	Who may participate in this Offer?	3
Q4.	Which options are eligible for exchange	4
Q5.	Are my options with a per share exercise price equal to or below $12.00 eligible options?	4
Q6.	Are there circumstances under which I would not be granted new options?	4
Q7.	How do I participate in this Offer?	5
Q8.	Am I required to participate in this option exchange?	7
Q9.	How many shares will the new options I receive be exercisable for?	7
Q10.	Do I have to pay for my new options?	8
Q11.	What will be the exercise price of my new options?	8
Q12.	When will my new options vest and be exercisable?	8
Q13.	If I participate in this Offer, do I have to exchange all of my eligible options?	10
Q14.	What happens if I have an eligible option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?	10
Q15.	When will my exchanged options be cancelled?	11
Q16.	Once I surrender my exchanged options through a properly and timely submitted election, is there anything I must do to receive the new options?	11
Q17.	When will I receive the new options?	11
Q18.	Can I exchange shares of Otonomy common stock that I acquired upon a previous exercise of Otonomy options?	11
Q19.	Will I be required to give up all of my rights under the cancelled options?	11
Q20.	Will the terms and conditions of my new options be the same as my exchanged options?	12
Q21.	What happens to my options if I choose not to participate or if my eligible options are not accepted for exchange?	12
Q22.	How will we determine whether an eligible option has been properly tendered?	12
Q23.	Will I have to pay taxes if I participate in the Offer?	13
Q24.	Will my new options be incentive stock options or nonstatutory stock options for U.S. tax purposes?	13
Q25.	Will I receive a new option agreement if I choose to participate in the Offer?	13
Q26.	Are there any conditions to this Offer?	13
Q27.	If you extend or change the Offer, how will you notify me?	13
Q28.	Can I change my mind and withdraw from this Offer?	13
Q29.	How do I change or withdraw my election?	14
Q30.	What if I withdraw my election and then decide again that I want to participate in this Offer?	16
Q31.	Are you making any recommendation as to whether I should exchange my eligible options?	16
Q32.	Will my decision to participate in the Offer have an impact on my ability to receive options or other equity awards in the future?	16
Q33.	Whom can I contact if I have questions about the Offer, or if I need additional copies of the Offer documents?	16

The following are some of the terms that are frequently used in this Offer to Exchange.

Terms used in this Offer

“2010 Plan” refers to our Amended and Restated 2010 Equity Incentive Plan.

“2014 Plan” refers to our 2014 Equity Incentive Plan, as amended.

“Otonomy” refers to Otonomy, Inc.

“cancellation date” refers to the calendar date when exchanged options will be cancelled. Exchanged options will be cancelled on the same calendar day as the expiration date and the new option grant date. This cancellation of exchanged options will occur after the expiration of the Offer and before the granting of new options. We expect that the cancellation date will be January 19, 2018. If the expiration date is extended, then the cancellation date similarly will be extended.

“eligible employee” refers to an employee of Otonomy as of the date the Offer commences who remains an employee of Otonomy through the new option grant date. Non-employee members of our board of directors will not be eligible employees.

“eligible officers” refers to our President and Chief Executive Officer, Chief Financial and Business Officer, General Counsel and Chief Compliance Officer, Chief Scientific Officer, Chief Technology Officer, and Chief Medical Officer.

“eligible option grant” refers collectively to all of the eligible options that are part of the same option grant and subject to the same option agreement. For example, if an individual has been granted eligible options to purchase a total of 1,000 shares of our common stock under the 2010 Plan subject to an option agreement under the 2010 Plan, the eligible option grant refers to the entire award of eligible options to purchase 1,000 shares of our common stock. If the individual has exercised 600 shares subject to that award, eligible option grant refers to the award of eligible options to purchase 400 shares of our common stock that remain subject to the award.

“eligible options” refers to stock options to purchase shares of our common stock that (i) have a per share exercise price greater than $12.00, (ii) were granted under the 2010 Plan or the 2014 Plan, and (iii) are outstanding and unexercised as of the expiration date.

“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

“exchanged options” refers to the options exchanged pursuant to this Offer.

“expiration date” refers to the time and date that this Offer expires. We expect that the expiration date will be January 19, 2018, at 9:00 p.m., Pacific Time. We may extend the expiration date at our discretion. If we extend the Offer, the term “expiration date” will refer to the time and date at which the extended Offer expires.

“Nasdaq” refers to the Nasdaq Global Select Market.

“new option grant” refers collectively to all new options that are part of the same grant and subject to the same option agreement.

“new option grant date” refers to the date when new options will be granted. The new option grant date will be the same calendar day as the expiration date. We expect that the new option grant date will be January 19, 2018. If the expiration date is extended, then the new option grant date will be similarly extended.

“new options” refers to the options to purchase shares of our common stock granted pursuant to this Offer that replace the exchanged options. The new options will be granted on the new option grant date under and subject to the terms of the 2014 Plan and a new option agreement between the new option recipient and Otonomy.

“Offer to Exchange” refers to this Offer to Exchange Certain Outstanding Stock Options for New Stock Options.

“offering period” refers to the period from the commencement of this Offer to the expiration date. This period commenced on December 20, 2017, and will end at 9:00 p.m., Pacific Time, on January 19, 2018, unless extended.

“Plans” refers to the 2010 Plan and 2014 Plan. Each is referred to as a “Plan.”

“Securities Act” refers to the U.S. Securities Act of 1933, as amended.

Questions and answers

Q1.	What is the Offer?

A1.	This Offer is a one-time, voluntary opportunity for eligible employees (defined below) to exchange for new options certain outstanding “underwater” stock options with per share exercise prices greater than $12.00 on the expiration date.

Q2.	Why are we making this Offer?

A2.	We believe that this Offer will foster retention of our valuable employees and better align the interests of our eligible employees with those of our stockholders to maximize stockholder value. We issued the currently outstanding stock options to attract and retain the best available personnel and to provide additional incentives to our personnel. However, many of our outstanding options, whether or not they currently are exercisable, have per share exercise prices that are significantly higher than the current market price for a share of our common stock. These options are commonly referred to as being “underwater.” We believe that granting new options in exchange for eligible options will aid in motivating and retaining the eligible employees participating in the Offer because each new option would have a per share exercise price that reflects a more current price with respect to a share of our common stock. We believe that by restarting the vesting on the new options we would grant in the Offer, we provide for a reasonable and a balanced exchange for underwater options and that the extension of vesting would have a much stronger current impact on retention than do underwater options.

Further, not only do significantly underwater options have little or no retention value, but they also cannot be removed from our pool of equity awards granted until they are exercised, expire or otherwise terminate (for example, when an employee leaves our employment). If we do not conduct this Offer in which underwater stock options with low incentive value may be exchanged for stock options with higher motivation and retentive value, we may find it necessary to issue significant additional stock options or other equity awards to employees above and beyond our ongoing equity grant practices in order to provide renewed incentive value to our employees. (See Section 3 of “The Offer” below.)

Q3.	Who may participate in this Offer?

A3.	You may participate in this Offer if you are an eligible employee. You are an “eligible employee” if you are an employee of Otonomy (including our executive officers) who holds eligible options as of the date the Offer commences, and remains an employee of Otonomy through the new option grant date; provided, however, that non-employee members of our board of directors will not be eligible to participate. (See Section 1 of “The Offer” below.)

Q4.	Which options are eligible for exchange?

A4.	All stock options, whether vested or unvested, to purchase shares of our common stock that (i) have a per share exercise price greater than $12.00, (ii) were granted under the 2010 Plan or the 2014 Plan, and (iii) are outstanding and unexercised as of the expiration date are eligible for exchange in the Offer. If a particular option expires after the commencement of this Offer, but before the expiration date, that option is not eligible for exchange.

To help you recall your eligible option grants and give you the information that may be useful for making an informed decision, please refer to the personalized information regarding each eligible option grant that you hold which is available via the Offer website that lists: the grant date of the eligible option grant; the per share exercise price of the eligible option grant; whether the eligible option grant is an incentive stock option or nonstatutory stock option; the number of vested and unvested shares of our common stock subject to the eligible option grant as of January 19, 2018 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date); the number of shares of our common stock subject to the new option grant that would be granted in exchange for the eligible option grant; and the vesting schedule of the new option grant. If you are unable to access your personalized information regarding each eligible option grant that you hold, you may contact Carla Boren, our Vice President of Human Resources, by email at exchange@otonomy.com or by phone at (619) 323-2209. (See Section 2 of “The Offer” below.)

Q5.	Are my options with a per share exercise price equal to or below $12.00 eligible options?

A5.	No. Only options to purchase shares or our common stock that have a per share exercise price greater than $12.00 can be eligible options. Accordingly, any options to purchase shares of our common stock that have a per share exercise price equal to or below $12.00 are not eligible options and are not eligible to be exchanged in the Offer. (See Section 2 of “The Offer” below.)

Q6.	Are there circumstances under which I would not be granted new options?

A6.	Yes. If, for any reason, you no longer continue to be an eligible employee through the new option grant date, you will not be an eligible employee and you will not be eligible to participate in the Offer. As a result, you will not receive any new options. Instead, you will keep your current options and those options will vest and expire in accordance with their original terms. Except as provided by any applicable law, your employment with Otonomy or its subsidiaries will remain “at-will” regardless of your participation in the Offer and can be terminated by you or your employer at any time with or without cause or notice. (See Section 1 of “The Offer” below.)

Moreover, even if we accept your exchanged options, we will not grant new options to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting new options as a result of changes in SEC or Nasdaq rules. However, we do not anticipate any such prohibitions at this time. (See Section 13 of “The Offer” below.)

In addition, if you hold an option that expires after the start of the Offer but on or before the cancellation date, that particular option is not eligible for exchange. As a result, if you hold options that expire on or before the currently scheduled cancellation date or, if we extend the Offer such that the cancellation date is a later date and you hold options that expire on or before the rescheduled cancellation date, those options will not be eligible for exchange and such options will continue to be governed by their original terms. (See Section 16 of “The Offer” below.)

For purposes of your eligibility to participate in this Offer, your employment with Otonomy will not be considered to have terminated while you are on a leave of absence that has been approved by Otonomy.

Q7.	How do I participate in this Offer?

A7.	Participation in this Offer is voluntary. If you are an eligible employee, at the start of the Offer you will have received a launch email from OtonomyExchange@equitybenefits.com on behalf of David A. Weber, Ph.D., President and Chief Executive Officer, dated December 20, 2017, announcing this Offer. If you want to participate in the Offer, you must complete the election process via one of the following methods outlined below on or before the expiration date, currently expected to be 9:00 p.m., Pacific Time, on January 19, 2018. If you do not want to participate, then no action is necessary.

Elections via the Offer website

1.	To submit an election via the Offer website, click on the link to the Offer website in the launch email you received from OtonomyExchange@equitybenefits.com on behalf of David A. Weber, Ph.D., President and Chief Executive Officer, dated December 20, 2017, announcing the Offer, or go to the Offer website at https://otonomy.equitybenefits.com. Log in to the Offer website using the login instructions provided to you in the launch email from OtonomyExchange@equitybenefits.com on behalf of David A. Weber, Ph.D., President and Chief Executive Officer, dated December 20, 2017, announcing the Offer (or if you previously logged into the Offer website, your updated login credentials).

2.	After logging in to the Offer website, review the information and proceed through to the Make My Election page. You will be provided with personalized information regarding each eligible option grant you hold, including:

•	the grant date of the eligible option grant;

•	the per share exercise price of the eligible option grant;

•	whether the eligible option grant is an incentive stock option or nonstatutory stock option;

•	the number of vested and unvested shares of our common stock subject to the eligible option grant as of January 19, 2018 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the number of shares of our common stock subject to the new option grant that would be granted in exchange for the eligible option grant; and

•	the vesting schedule of the new option grant.

3.	On the Make My Election page, make your selection next to each of your eligible option grants to indicate which eligible option grants you choose to exchange in the Offer by selecting “Yes” or choose not to exchange in the Offer by selecting “No.”

4.	Proceed through the Offer website by following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing, acknowledging and agreeing to the terms and conditions stated on the Submit My Election page and in the Offer documents, submit your election. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.

5.	Upon submitting your election, a confirmation statement will be generated by the Offer website. Please print and keep a copy of the confirmation statement for your records. At this point, you will have completed the election process via the Offer website.

Elections via fax

1.	Print and properly complete, sign and date the election form attached to the launch email from OtonomyExchange@equitybenefits.com on behalf of David A. Weber, Ph.D., President and Chief Executive Officer, dated December 20, 2017, announcing the Offer.

2.	You can review the personalized information regarding each eligible option grant you hold that will be provided to you on the Offer website, including:

•	the grant date of the eligible option grant;

•	the per share exercise price of the eligible option grant;

•	whether the eligible option grant is an incentive stock option or nonstatutory stock option;

•	the number of vested and unvested shares of our common stock subject to the eligible option grant as of January 19, 2018 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the number of shares of our common stock subject to the new option grant that would be granted in exchange for the eligible option grant; and

•	the vesting schedule of the new option grant.

This personalized information is available to you on the Offer website at https://otonomy.equitybenefits.com. You can log in to the Offer website using the login instructions provided to you in the launch email from OtonomyExchange@equitybenefits.com on behalf of David A. Weber, Ph.D., President and Chief Executive Officer, dated December 20, 2017, announcing the Offer (or if you previously logged in to the Offer website, your updated login credentials). If you are unable to access your personalized information regarding each eligible option grant you hold, you may contact Carla Boren, our Vice President of Human Resources, by email at exchange@otonomy.com or by phone at (619) 323-2209.

3.	Fax the properly completed election form to:

Attn: Carla Boren

Otonomy, Inc.

Fax: (408) 979-8707

If you are an eligible officer, you also can review your eligible option grants in the “Breakeven Calculator” in the Offer website, which has been provided to you as a convenience for purposes of making limited mathematical calculations regarding the potential amount that could be received from a new option grant to be granted pursuant to the Offer if you choose to exchange an eligible option grant. The Breakeven Calculator does not take into account all of the factors that you should consider in deciding whether to participate in the Offer. For example, the Breakeven Calculator does not account for vesting. Note that you will be able to profit from a new option grant only if it actually vests. Therefore, even if the Breakeven Calculator shows that the potential profit on a new option grant is greater than for an eligible option grant at the assumed prices you enter, you would be able to profit from a new option grant only if it actually vests. Note further that because of the rounding resulting from fractional shares, the values shown could be higher or lower than the actual result.

We must receive your properly completed and submitted election by the expiration of the Offer, currently expected to be 9:00 p.m., Pacific Time, on January 19, 2018. We prefer that you submit your election electronically via the Offer website. However, if you choose not to use the Offer website or if you want to use the Offer website but you do not have access to the Offer website for any reason, if you are unable to submit your election via the Offer website as a result of technical failures of the Offer website such as the Offer website being unavailable or the Offer website not enabling you to submit your election, you may submit an election form by fax as described above. To obtain a paper election form, please contact Carla Boren, our Vice President of Human Resources, by email at exchange@otonomy.com or by phone at (619) 323-2209.

If you elect to exchange any eligible option grant in this Offer, you must elect to exchange all eligible options subject to that eligible option grant. If you hold more than one eligible option grant, however, you may choose to exchange one or more of such eligible option grants without having to exchange all of your eligible option grants.

We may extend this Offer. If we extend the offering period, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date.

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any option tendered for exchange that we determine is not in the appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of this Offer, we will accept all properly tendered eligible option grants promptly after the expiration of this offer.

Your delivery of all documents regarding the Offer, including elections, is at your risk. If you submit your election via the Offer website, a confirmation statement will be generated by the Offer website at the time that you complete and submit your election. You should print and keep a copy of the confirmation statement for your records. The printed confirmation statement will provide evidence that you submitted your election. If you submit an election form by fax, we intend to confirm the receipt of your election form by email within two U.S. business days of receiving your election form. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. If you do not receive a confirmation, we recommend that you confirm that we have received your election by contacting Carla Boren, our Vice President of Human Resources, by email at exchange@otonomy.com or by phone at (619) 323-2209. Note that if you submit any election within the last two U.S. business days prior to the expiration of the Offer, time constraints may prevent us from providing a confirmation by email prior to the expiration of the Offer. Only responses that are properly completed and actually received by us by the deadline by the Offer website at https://otonomy.equitybenefits.com or by fax at (408) 979-8707 will be accepted. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. (See Section 4 of “The Offer” below.)

Q8.	Am I required to participate in this option exchange?

A8.	No. Acceptance of this Offer and participation in the Offer is completely voluntary. (See Sections 2 and 14 of “The Offer” below.)

Q9.	How many shares will the new options I receive be exercisable for?

A9.	Subject to the terms of this Offer and our acceptance of your properly tendered options, each exchanged option to purchase one share of our common stock will be replaced with a new option to purchase one share of our common stock, except that for eligible officers, this Offer is not a one-for-one exchange of eligible options for new options (as discussed further below).

Example 1. For illustrative purposes only, assume that you are an eligible employee who is not an eligible officer, and that you hold an eligible option grant covering 3,000 shares of our common stock with a per share exercise price of $14.00. If you exchange this eligible option grant under the Offer, then on the new option grant date, you will receive a new option grant covering 3,000 shares of our common stock.

If you are an eligible officer who holds an eligible option grant that is exchanged under the Offer, the eligible option grant surrendered pursuant to the Offer will be cancelled and exchanged for a new option grant covering a lesser number of shares of our common stock than were subject to the corresponding eligible option grant immediately before it was cancelled in the Offer on the basis of an exchange ratio applied to your eligible option grant. The exchange ratio requires that for every one and one half shares of our common stock that are subject to the eligible option grant, the corresponding new option grant will cover one share of our common stock. Any fractional shares resulting from application of the exchange ratio will be rounded down to the nearest whole share.

Example 2. For illustrative purposes only, assume that you are an eligible employee who is an eligible officer, and that you hold an eligible option grant covering 3,500 shares of our common stock with a per share exercise price of $14.00. If you exchange this eligible option grant under the Offer, then on the new option grant date, you will receive a new option grant covering 2,333 shares of our common stock. This is equal to 3,500 shares of our common stock divided by 1.5, the exchange ratio, with the result rounded down to the nearest whole share. (See Section 2 of “The Offer” below.)

Q10.	Do I have to pay for my new options?

A10.	You do not have to make any cash payment to us to receive your new options, but in order to exercise your new options and purchase any shares of our common stock subject to your new options, you will be required to pay the exercise price of your new options. Additionally, to the extent that we (or our subsidiary or other affiliate, as applicable) have a tax withholding obligation with respect to the new options, the tax withholding obligations will be satisfied in the manner specified in the 2014 Plan and the option agreement thereunder that will govern the terms of your new options. (See Section 9 of “The Offer” below.)

Q11.	What will be the exercise price of my new options?

A11.	The exercise price per share of all new options will be equal to the closing sales price of a share of our common stock as reported on Nasdaq on the new option grant date, which is expected to be January 19, 2018. We cannot predict the exercise price of the new options. (See Section 9 of “The Offer” below.)

Q12.	When will my new options vest and be exercisable?

A12.	All new options will be unvested as of the new option grant date and will be subject to a new vesting schedule. Each new option will be unexercisable while it remains unvested, regardless of whether the corresponding exchanged option was early exercisable. The vesting commencement date of all new options will be the new option grant date and the new options will be subject to additional vesting, in each case subject to your continued service with us or any of our subsidiaries through the applicable vesting dates, as follows:

•	To the extent that a portion of the corresponding eligible option grant that is cancelled in exchange for the new options was vested on the cancellation date or would have been scheduled to vest within six months after the new option grant date, an equivalent portion of the new option grant will be scheduled to vest on the one-year anniversary of the new option grant date.

•	Any remaining portion of the corresponding eligible option grant that is cancelled in exchange for the new options will be scheduled to vest as to one-third of the underlying shares on the one-year anniversary of the new option grant date, and as to 1/36th of the underlying shares monthly thereafter on the same day of the month as the new option grant date (and if there is no corresponding day, on the last day of the month) over an additional period of two years.

•	We will make minor modifications to the vesting schedule of any new options to eliminate fractional vesting (such that a whole number of shares of our common stock subject to the new option will vest on each vesting date). As a result, subject to your continued service with Otonomy or any of its subsidiaries through the relevant vesting date, (i) the number of shares of our common stock that vest on each vesting date will be rounded down to the nearest whole number of shares as of the first vesting date on which a fractional share otherwise will vest, and (ii) fractional shares, if any, will be accumulated until the first vesting date on which the sum of the accumulated fractional shares equals or exceeds one whole share and will vest as an additional whole share on such vesting date, with any fractional share remaining thereafter accumulated again.

•

If your exchanged option was subject to any accelerated vesting upon certain qualifying terminations of employment or other specified events pursuant to an option agreement or other written agreement between you and Otonomy or any of its subsidiaries, then the corresponding new option also will be subject to such accelerated vesting to the same extent that the eligible option grant was immediately before being cancelled in the Offer, provided that the new options will be subject to the terms and conditions of the 2014 Plan and not the terms of any other Plan under which the eligible option grant was granted, as well as an option agreement under the 2014 Plan.

In all cases described above, vesting is subject to your continued service to us or any of our subsidiaries through each vesting date. Your participation in this Offer and the receipt of new options does not provide any guarantee or promise of continued service with us. (See Section 9 of “The Offer” below.)

Example 1

For illustrative purposes only, assume that you are an eligible employee who is not an eligible officer and that you exchange in the Offer an eligible option grant to purchase 4,800 shares of our common stock that was scheduled to become fully vested by July 19, 2018, subject to your continued service with us or any of our subsidiaries through such date. There are no specific accelerated vesting terms that apply to your eligible option grant. Assume also that the Offer expires and new options are granted on January 19, 2018. Under the terms of the Offer, the new option grant will cover 4,800 shares, be entirely unvested upon the new option grant date, and have a vesting commencement date of January 19, 2018. The maximum term of the new option grant will be 8 years from January 19, 2018.

On January 19, 2019, the 1-year anniversary of the new option grant date, the new option grant will vest as to all 4,800 shares, subject to your continued service to Otonomy or any of its subsidiaries through the vesting date.

Scheduled Vesting Date	Number of Shares of our Common Stock Subject to New Option Grant
January 19, 2019	4,800 shares

Example 2

For illustrative purposes only, assume that you are an eligible employee who is not an eligible officer and that you exchange in the Offer an eligible option grant to purchase 4,800 shares of our common stock. There are no specific accelerated vesting terms that apply to your eligible option grant. Assume also that the Offer expires and new options are granted on January 19, 2018, and that your eligible option grant would have been vested as to 1,200 shares underlying the eligible option grant through July 19, 2018. Under the terms of the Offer, the new option grant will cover 4,800 shares, be entirely unvested upon the new option grant date and have a vesting commencement date of January 19, 2018. The maximum term of the new option grant will be 8 years from January 19, 2018.

The new option grant will be scheduled to vest as to 2,400 shares on January 19, 2019, the 1-year anniversary of the new option grant date, and thereafter will vest as to 100 shares on each monthly anniversary of the new option grant date, subject to your continued service to us or any of our subsidiaries through each vesting date.

Scheduled Vesting Date	Number of Shares of our Common Stock Subject to New Option Grant
January 19, 2019	2,400 shares

Scheduled Vesting Date	Number of Shares of our Common Stock Subject to New Option Grant
The 19th day of each month thereafter over a total of 24 months	100 shares on each such scheduled vesting date

Example 3

For illustrative purposes only, assume that you are an eligible officer and that you exchange in the Offer an eligible option grant to purchase 3,600 shares of our common stock. There are no specific accelerated vesting terms that apply to your eligible option grant. Assume also that the Offer expires and new options are granted on January 19, 2018, and that your eligible option grant would have been vested as to 900 shares underlying the eligible option grant through July 19, 2018. Under the terms of the Offer, the new option grant will cover 2,400 shares (i.e., 3,600 shares divided by 1.5), be entirely unvested upon the new option grant date and have a vesting commencement date of January 19, 2018. The maximum term of the new option grant will be 8 years from January 19, 2018.

The new option grant will be scheduled to vest as to 1,200 shares on January 19, 2019, the 1-year anniversary of the new option grant date, and thereafter will vest as to 50 shares on each monthly anniversary of the new option grant date, subject to your continued service to us or any of our subsidiaries through each vesting date.

Scheduled Vesting Date	Number of Shares of our Common Stock Subject to New Option Grant
January 19, 2019	1,200 shares
The 19th day of each month thereafter over a total of 24 months	50 shares on each such scheduled vesting date

Q13.	If I participate in this Offer, do I have to exchange all of my eligible options?

A13.	No. You may pick and choose which of your outstanding eligible option grants you wish to exchange. If you hold more than one eligible option grant, you may choose to exchange one or more of such eligible option grants without having to exchange all of your eligible option grants. However, if you elect to participate in this Offer, you must exchange the entire outstanding and unexercised portion of any particular eligible option grant that you choose to exchange, including any eligible option grants which are legally, but not beneficially, owned by you. This means that you may not elect to exchange only a portion of any particular eligible option grant (such as the vested portion, or unvested portion, or otherwise). However, you may elect to exchange the remaining portion of any eligible option grant that you have already partially exercised.

For example and except as otherwise described below, if you hold (i) an eligible option grant to purchase 1,000 shares of our common stock, 700 of which you have already exercised, (ii) an eligible option grant to purchase 1,000 shares of our common stock and (iii) an eligible option grant to purchase 2,000 shares of our common stock, you may elect to exchange:

•	The first eligible option grant, covering the entire remaining 300 shares of our common stock,

•	The second eligible option grant, covering 1,000 shares of our common stock,

•	The third eligible option grant, covering 2,000 shares of our common stock,

•	One, two or all three of your three eligible option grants, or

•	None of your eligible option grants.

These are your only choices in the above example. You may not elect, for example, to exchange your first eligible option grant with respect to only 150 shares of our common stock (or any other partial amount) under that eligible option grant or less than all of the shares of our common stock under the second or third eligible option grants. (See Section 2 of “The Offer” below.)

Q14.	What happens if I have an eligible option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A14.

If you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that eligible option grant, then in order to participate in the Offer with respect to such eligible option grant, you may accept this Offer with respect to the entire remaining outstanding portion of the eligible option grant, including the portion beneficially owned by the other person, as long as you are the legal owner of the eligible option grant. As described in Q&A 13, we are not accepting partial tenders of an eligible option grant, so you may not accept this Offer with respect to a portion of an eligible option grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else. As you are the legal owner of the eligible option grant, we will respect an election properly made by you, but will not be responsible to you or the beneficial owner of the eligible option grant for any errors made by you with respect to such eligible option grant.

For example, if you are an eligible employee and you hold an eligible option grant covering 3,000 shares of our common stock that is subject to a domestic relations order, one-third (1/3) of which is beneficially owned by your former spouse (that is, the portion covering 1,000 shares of our common stock), and you have exercised 600 of the remaining 2,000 shares of our common stock subject to the eligible option grant not beneficially owned by your former spouse, then you may elect to exchange the outstanding portion of your eligible option grant covering 2,400 shares of our common stock, including the portion covering the 1,000 shares of our common stock beneficially owned by your former spouse, or you may elect not to participate in the Offer at all with respect to this eligible option grant. These are your only choices with respect to this eligible option grant. (See Section 2 of “The Offer” below.)

Q15.	When will my exchanged options be cancelled?

A15.	Your exchanged options will be cancelled following the expiration of the Offer on the same calendar day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be January 19, 2018, unless the offering period is extended. (See Section 6 of “The Offer” below.)

Q16.	Once I surrender my exchanged options through a properly and timely submitted election, is there anything I must do to receive the new options?

A16.	Once your election has been accepted and your exchanged options have been surrendered and cancelled pursuant to the terms of the Offer, and upon the grant of any new options to you in the Offer, you will need to follow the same electronic procedures that ordinarily apply to any Otonomy option granted in the normal course. We expect that the new option grant date will be January 19, 2018. In order to vest in the shares of our common stock underlying the new option grant, you will need to remain an employee or service provider of Otonomy or its subsidiaries through the applicable vesting dates, as described in Q&A 12. (See Section 1 of “The Offer” below.)

Q17.	When will I receive the new options?

A17.	We will grant the new options on the new option grant date. We expect the new option grant date will be January 19, 2018. If the expiration date is delayed, the new option grant date will be similarly delayed. If you are granted new options, we will provide you with your new option agreement under the 2014 Plan shortly after the new option grant date. (See Section 6 of “The Offer” below.)

Q18.	Can I exchange shares of Otonomy common stock that I acquired upon a previous exercise of Otonomy options?

A18.	No. This Offer relates only to outstanding Otonomy options to purchase shares of our common stock. You may not exchange in this Offer any shares of our common stock that you acquired upon a prior exercise of options or by any other acquisition. (See Section 2 of “The Offer” below.)

Q19.	Will I be required to give up all of my rights under the cancelled options?

A19.	Yes. Once we have accepted your exchanged options in the Offer, your exchanged options will be cancelled, and you no longer will have any rights under those options. We intend to cancel all exchanged options on the cancellation date. We expect that the cancellation date will be January 19, 2018. (See Section 6 of “The Offer” below.)

Q20.	Will the terms and conditions of my new options be the same as my exchanged options?

A20.	Many of the terms and conditions of your new options will remain the same as your exchanged options, but the terms and conditions that will change generally will not substantially and adversely affect your rights. Your new options will be granted under and subject to the terms and conditions of the 2014 Plan and a new option agreement between you and Otonomy. The 2014 Plan and current form of option agreement for stock option awards granted under the 2014 Plan are incorporated by reference as exhibits to the Tender Offer Statement on Schedule TO with which this Offer to Exchange has been filed with the SEC (the “Schedule TO”) and are available on the SEC website at www.sec.gov. Please see Section 9 of “The Offer” below for a fuller discussion of these differences.

Your new options will have a different exercise price (as discussed in Q&A 11), maximum term (as discussed in Q&A 12), and vesting schedule (as discussed in Q&A 12) and, if you are an eligible officer, your new options will cover a lesser number of shares of our common stock than as were subject to your exchanged options based on an exchange ratio (as discussed in Q&A 9). In addition, as discussed in Q&A 24, all new options will be nonstatutory stock options for U.S. tax purposes, regardless of whether the eligible option you tender for exchange is an incentive stock option or a nonstatutory stock option. (See Section 9 of “The Offer” below.)

The vesting of new options will differ significantly from the corresponding exchanged options. Among other differences, no new options will be scheduled to vest before the one-year anniversary of the new option grant date, even if the corresponding exchanged options are partially or fully vested (as discussed in Q&A 12).

Q21.	What happens to my options if I choose not to participate or if my eligible options are not accepted for exchange?

A21.	If you choose not to participate, we do not receive your election by the deadline, or we do not accept your eligible options under this Offer, your eligible options will (i) remain outstanding until they are exercised or cancelled or expire by their terms, (ii) retain their current exercise price, (iii) retain their current vesting schedule, (iv) retain their current maximum term to expiration, and (v) retain all of the other terms and conditions as set forth in the relevant option agreement related to such eligible options. (See Section 6 of “The Offer” below.)

Q22.	How will we determine whether an eligible option has been properly tendered?

A22.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of the documents you submit to accept the Offer for any of your eligible options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election or any options tendered for exchange that we determine is not in appropriate form or that we determine is unlawful to accept. We will accept all properly tendered eligible options that are not validly withdrawn, subject to the terms of this Offer. No tender of eligible options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election, and we will not incur any liability for failure to give any notice. (See Section 4 of “The Offer” below.)

Q23.	Will I have to pay taxes if I participate in the Offer?

A23.	If you participate in the Offer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or on the new option grant date. However, you normally will have taxable income when you exercise your new options or when you sell the shares you receive upon exercise. (See Section 14 of “The Offer” below.)

For all employees, we recommend that you consult with your own tax adviser to determine the personal tax consequences to you of participating in this Offer.

Q24.	Will my new options be incentive stock options or nonstatutory stock options for U.S. tax purposes?

A24.	All new options will be nonstatutory stock options for U.S. tax purposes, regardless of whether they are granted in exchange for nonstatutory stock options or incentive stock options in the Offer. If the eligible option you tender for exchange is a nonstatutory stock option, the new option you receive in its place likewise will be a nonstatutory stock option. If the eligible option you tender for exchange is an incentive stock option, the new option you receive in its place instead will be a nonstatutory stock option.

We recommend that you read the tax discussion in Section 14 of “The Offer” below and discuss the personal tax consequences of nonstatutory stock options with your financial, legal and/or tax advisers. (See Section 9 and Section 14 of “The Offer” below.)

Q25.	Will I receive a new option agreement if I choose to participate in the Offer?

A25.	Yes. All new options will be granted under, and subject to, the terms and conditions of the 2014 Plan and a new option agreement between you and Otonomy under the 2014 Plan. The 2014 Plan and form of new option agreement under the 2014 Plan are incorporated by reference as exhibits to the Schedule TO filed with the SEC for this Offer and are available on the SEC website at www.sec.gov. (See Section 9 of “The Offer” below.)

Q26.	Are there any conditions to this Offer?

A26.	Yes. The completion of this Offer is subject to a number of customary conditions that are described in Section 7 of “The Offer” below. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may choose to do so at our discretion. (See Section 2 and Section 7 of “The Offer” below.)

Q27.	If you extend or change the Offer, how will you notify me?

A27.	If we extend or change this Offer, we will issue a press release, email or other form of communication disclosing the extension or change no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled expiration date or the date on which we change the Offer, as applicable. (See Section 2 and Section 15 of “The Offer” below.)

Q28.	Can I change my mind and withdraw from this Offer?

A28.	Yes. You may change your mind after you have submitted an election and withdraw from the Offer at any time on or before the expiration date (which currently is expected to be January 19, 2018, at 9:00 p.m., Pacific Time) and retain your eligible options under their existing terms. If we extend the expiration date, you may withdraw your election at any time until the extended Offer expires. You may change your mind as many times as you wish, but you will be bound by the properly submitted election we receive last on or before the expiration date. (See Section 5 of “The Offer” below.)

Q29.	How do I change or withdraw my election?

A29.	To change an election you previously made with respect to some or all of your eligible option grants, including an election to withdraw all of your eligible options from this Offer, you must deliver a valid new election indicating only the eligible option grants you wish to exchange in the Offer or a valid new election indicating that you reject the Offer with respect to all of your eligible options, by completing the election process via one of the following methods outlined below on or before the expiration date, currently expected to be 9:00 p.m., Pacific Time, on January 19, 2018:

Election changes and withdrawals via the Offer website

1.	Log in to the Offer website using your login credentials and via the link provided in the launch email you received from OtonomyExchange@equitybenefits.com on behalf of David A. Weber, Ph.D., President and Chief Executive Officer, dated December 20, 2017, announcing the Offer, or go to the Offer website at https://otonomy.equitybenefits.com.

2.	After logging in to the Offer website, review the information and proceed through to the Make My Election page, where you will find personalized information regarding each eligible option grant you hold, including:

•	the grant date of the eligible option grant;

•	the per share exercise price of the eligible option grant;

•	whether the eligible option grant is an incentive stock option or nonstatutory stock option;

•	the number of vested and unvested shares of our common stock subject to the eligible option grant as of January 19, 2018 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the number of shares of our common stock subject to the new option grant that would be granted in exchange for the eligible option grant; and

•	the vesting schedule of the new option grant.

3.	On the Make My Election page, make your selection next to each of your eligible option grants to indicate which eligible option grants you choose to exchange in the offer by selecting “Yes” or choose not to exchange in the offer by selecting “No.”

4.	Proceed through the Offer website by following the instructions provided. Review your selections and confirm that you are satisfied with your selections. After reviewing, acknowledging and agreeing to the terms and conditions stated on the Submit My Election page and in the Offer documents, submit your election. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.

5.	Upon submitting your election, a confirmation statement will be generated by the Offer website. Please print and keep a copy of the confirmation statement for your records. At this point, you will have completed the process for changing your previous election or withdrawing from participation in the Offer via the Offer website.

Election changes and withdrawals via fax

1.	Print and properly complete, sign and date the election form attached to the launch email from OtonomyExchange@equitybenefits.com on behalf of David A. Weber, Ph.D., President and Chief Executive Officer, dated December 20, 2017, announcing the Offer.

2.	You can review the personalized information regarding each eligible option you hold that will be provided to you on the Offer website, including:

•	the grant date of the eligible option grant;

•	the per share exercise price of the eligible option grant;

•	whether the eligible option grant is an incentive stock option or nonstatutory stock option;

•	the number of vested and unvested shares of our common stock subject to the eligible option grant as of January 19, 2018 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the number of shares of our common stock subject to the new option grant that would be granted in exchange for the eligible option grant; and

•	the vesting schedule of the new option grant.

This personalized information is available to you on the Offer website at https://otonomy.equitybenefits.com. You can log in to the Offer website using the login instructions provided to you in the launch email from OtonomyExchange@equitybenefits.com on behalf of David A. Weber, Ph.D., President and Chief Executive Officer, dated December 20, 2017, announcing the offer (or if you previously logged into the Offer website, your updated login credentials). If you are unable to access your personalized information regarding each eligible option grant you hold, you may contact Carla Boren, our Vice President of Human Resources, by email at exchange@otonomy.com or by phone at (619) 323-2209.

3.	Fax the properly completed election form to:

Attn: Carla Boren

Otonomy, Inc.

Fax: (408) 979-8707

We must receive your properly completed and submitted election by the expiration of the Offer, currently expected to be 9:00 p.m., Pacific Time, on January 19, 2018. We prefer that you submit your election electronically via the Offer website. However, if you choose not to use the Offer website or if you want to use the Offer website but you do not have access to the Offer website for any reason, if you are unable to submit your election via the Offer website as a result of technical failures of the Offer website such as the Offer website being unavailable or the Offer website not enabling you to submit your election, you may submit an election change by fax as described above. To obtain a paper election form, please contact Carla Boren, our Vice President of Human Resources, by email at exchange@otonomy.com or by phone at (619) 323-2209.

Your delivery of all documents regarding the Offer, including elections, is at your risk. If you submit your election via the Offer website, a confirmation statement will be generated by the Offer website at the time that you complete and submit your election. You should print and keep a copy of the confirmation statement for your records. The printed confirmation statement will provide evidence that you submitted your election. If you submit an election form by fax, we intend to confirm the receipt of your election form by email within two U.S. business days of receiving your election form. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. If you do not receive a confirmation, we recommend that you confirm that we have received your election by contacting Carla Boren, our Vice President of Human Resources, by email at exchange@otonomy.com or by phone at (619) 323-2209. Note that if you submit any election within the last two U.S. business days prior to the expiration of the Offer, time constraints may prevent us from providing a confirmation by email prior to the expiration of the Offer. Only responses that are properly completed and actually received by us by the deadline by the Offer website at https://otonomy.equitybenefits.com or by fax at (408) 979-8707 will be accepted. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. (See Section 5 of “The Offer” below.)

Q30.	What if I withdraw my election and then decide again that I want to participate in this Offer?

A30.	If you have withdrawn your election to participate with respect to some or all of your eligible option grants and then decide again that you would like to participate in this Offer, you may reelect to participate by submitting a new properly completed election via the Offer website at https://otonomy.equitybenefits.com or via fax at (408) 979-8707 on or before the expiration date, in accordance with the procedures described in Q&A 29 and Section 4. (See also Q&A 7 and see Section 5 of “The Offer” below.)

Q31.	Are you making any recommendation as to whether I should exchange my eligible options?

A31.	No. Neither Otonomy, nor any officer, director, employee or other person associated with us, is making any recommendation as to whether or not you should accept this Offer. We understand that the decision whether or not to exchange your eligible options in this Offer may require consideration of various factors for many employees. Exchanging your eligible options does carry risk (see “Risks of participating in the Offer” for information regarding some of these risks), and there are no guarantees that you would ultimately receive greater value from your new options than from the eligible options you exchanged. As a result, you must make your own decision as to whether or not to participate in this Offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant, and/or financial adviser. (See Section 3 of “The Offer” below.)

Q32.	Will my decision to participate in the Offer have an impact on my ability to receive options or other equity awards in the future?

A32.	No. Your election to participate or abstain from participating in the Offer will have no effect on our making future grants of options, other equity awards, or any other rights to you or anyone else. (See Section 1 of “The Offer” below.)

Q33.	Whom can I contact if I have questions about the Offer, or if I need additional copies of the Offer documents?

A33.	You should direct questions about this Offer and requests for printed copies of this Offer to Exchange and other offer documents to Carla Boren, our Vice President of Human Resources, at:

Otonomy, Inc.

4796 Executive Drive

San Diego, California 92121

(619) 323-2209 (Direct)

(619) 323-2200 (Main)

Email: exchange@otonomy.com

(See Section 10 of “The Offer” below.)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the Offer involves a number of risks, including those described below. In addition, the risks described below are not the only risks facing Otonomy. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and operating results. The risks described below, as well as the risk factors in our Quarterly Reports on Form 10-Q for our fiscal quarters ended March 31, 2017, June 30, 2017, and September 30, 2017, and our Annual Report on Form 10-K for our fiscal year ended December 31, 2016, filed with the SEC, highlight some of the material risks of participating in this Offer. You should consider these risks carefully, and you are encouraged to speak with an investment and tax adviser as necessary before deciding whether to participate in the Offer. In addition, we urge you to read the sections in this Offer to Exchange discussing the tax consequences of participating in the exchange of options pursuant to the Offer, as well as the rest of this Offer to Exchange document, for a more in depth discussion of the risks that may apply to you before deciding to participate in the Offer.

In addition, this Offer and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, that are based on our management’s beliefs and assumptions and on information currently available to our management.

Forward-looking statements include, but are not limited to, statements about:

•	our expectations regarding our clinical development and regulatory approval of OTIVIDEX in the United States for patients with Ménière’s disease;

•	our expectations regarding the clinical development of OTO-311, including but not limited to our plans to initiate a Phase 2 clinical trial in tinnitus patients;

•	our expectations regarding our future development of our product candidates for additional indications;

•	the timing or likelihood of regulatory meetings, filings and approvals;

•	our expectations regarding the future development of other product candidates;

•	our expectations regarding the multiple-dose clinical safety requirement for U.S. regulatory approval of OTIVIDEX in the United States in patients with Ménière’s disease;

•	the potential for commercialization of our product candidates, if approved;

•	our expectations and statements regarding the pricing, market size, opportunity and growth potential for OTIVIDEX and OTO-311, if approved for commercial use;

•	our expectations and statements regarding the adoption and use of OTIVIDEX and OTO-311, if approved, by ear, nose and throat physicians (ENTs);

•	our expectations regarding potential coverage and reimbursement relating to OTIVIDEX and OTO-311, if approved, or any other approved product candidates;

•	our plans regarding the use of contract manufacturers for the production of our product candidates for clinical trials and, if approved, commercial use;

•	our plans and ability to effectively expand and manage our own sales and marketing capabilities, or seek and establish collaborative partners, to commercialize our products;

•	our expectations regarding the financial and other impact of the changes to our sales organization;

•	our ability to advance product candidates into, and successfully complete, clinical trials;

•	the implementation of our business model, strategic plans for our business, products and technology;

•	the initiation, timing, progress and results of future nonclinical studies and clinical trials;

•	the scope of protection we are able to establish and maintain for intellectual property rights covering our products and technology;

•	estimates of our expenses, future revenue, capital requirements and our needs for additional financing;

•	our financial performance;

•	accounting principles, policies and estimates;

•	developments and projections relating to our competitors and our industry; and

•	our expectations regarding the period during which we qualify as an emerging growth company under the JOBS Act.

Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements.

The following discussion should be read in conjunction with the summary financial statements attached as Schedule B, as well as our financial statements and notes to the financial statements included in our most recent Forms 10-K and 10-Q. We caution you not to place undue reliance on the forward-looking statements contained in this Offer, which speak only as of the date hereof.

Risks related to participating in the Offer

New options granted to you in the Offer to Exchange will be entirely unvested as of the new option grant date and will vest over a prescribed time period. You may not exercise these options until they vest, and such vesting requires that you remain in the service of Otonomy or its subsidiaries. If your service with us terminates for any or no reason, your unvested new options will expire automatically.

New options granted to you will be unvested as of the new option grant date and subject to a new vesting schedule. This is true even if your exchanged options are already 100% vested. Vesting requires the passage of time and that your services to us continue through each vesting date. If you do not remain an employee or other service provider with us through each date your new options vest, you will not have the right to purchase all of the shares subject to those new options. Instead, the unvested portion of your new options generally will expire immediately upon your termination. As a result, you may not receive any value from your new options. Nothing in the Offer should be construed to confer upon you the right to remain an employee of Otonomy. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the new option grant date or thereafter.

Furthermore, although we currently are not anticipating a merger or acquisition, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your employment or other service with us or any of our subsidiaries terminates before part or all of your new options vest, you may not receive any value from the unvested portion of the new options.

The exercise price per share of the new options granted to you in the Offer to Exchange could be greater than the exercise price per share of the eligible options that you tender for exchange.

The exercise price per share of the new options granted to you, which will be equal to the closing sales price of our common stock as reported on the NASDAQ Global Select Market on the new option grant date, will not be determined until such date. Accordingly, you will not be able to determine the exercise price of your new options at the time you tender your eligible options for exchange. The price of our common stock is volatile and our shares have traded at a per share price ranging between $2.80 and $6.00 during the three months ended November 30, 2017. The exercise price per share of your new options may be higher than the exercise price per share of the eligible options that you tender for exchange.

The new options granted to you in the Offer to Exchange could become underwater after they are granted.

The new options will have an exercise price per share equal to the closing sales price of a share of our common stock as reported on the NASDAQ Global Select Market on the new option grant date. If the trading price of our common stock decreases after the new option grant date, the exercise price of your new options will be greater than the trading price of our common stock, and you will not be able to realize any gain from the exercise of your new options. The trading price of our common stock has been volatile, and there can be no assurances regarding the future price of our common stock or that the trading price of our common stock will increase after the new option grant date.

With respect to eligible officers, if the price of a share of our common stock increases after the date on which your exchanged options are cancelled, your exchanged options might be worth more than the new options that you receive in exchange for them.

The exchange ratio of this Offer that applies to eligible options held by eligible officers does not result in a one-for-one exchange of exchanged options for new options with respect to the number of their underlying shares of our common stock for any such eligible options. Therefore, it is possible that, at some point in the future, your eligible options would have been economically more valuable than the new options granted pursuant to this Offer. For example, this could occur if the appreciation in our stock price results in a gain over the exercise price of the eligible options that exceeds the value of the new options granted in exchange for the eligible options. For illustrative purposes only, the following provides an example.

Assume that you are an eligible officer and that you exchange an eligible option grant that is a nonstatutory stock option to purchase 1,000 shares of our common stock with a per share exercise price of $14.00 for a new option grant covering 666 shares with a per share exercise price equal to $6.00. Assume, for illustrative purposes only, that the price of a share of our common stock increases to $16.00. Under this example, if you had kept your exchanged options and exercised, and sold, the underlying shares when the price of a share of our common stock is $16.00, you would have realized ordinary income of $2,000, but if you exchanged your eligible option for new options and exercised, and sold, the shares of our common stock subject to the new option grant when the price of a share of our common stock is $16.00, you would realize ordinary income of $6,660.

With respect to eligible officers, if, after the Offer, we subsequently are acquired by or merge with another company, your exchanged options might have been worth more than the new options that you receive in exchange for them.

Although we currently are not anticipating a merger or acquisition, a transaction involving us could have a substantial effect on our stock price, including significantly increasing the price of shares of our common stock. Depending on the structure and terms of this type of transaction, option holders who are eligible officers who elect to participate in the Offer might receive less of a benefit from the appreciation in the price of shares of our common stock resulting from the merger or acquisition than they would have received had they not participated. This could result in a greater financial benefit for those eligible officers who did not participate in this Offer and instead had retained their original options.

Tax-related risks

If you elect to exchange an eligible option that is an incentive stock option, the new option you receive in its place will be a nonstatutory stock option.

Incentive stock options may be eligible to receive favorable U.S. federal tax treatment. However, all new options granted pursuant to this Offer will be nonstatutory stock options. If the eligible option you tender for exchange pursuant to this Offer is an incentive stock option, the new option you receive in its place will be a nonstatutory stock option. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under Section 14 of the Offer to Exchange.

The Offer currently is expected to remain open for 31 calendar days. If you choose not to participate in this Offer, if you are a U.S. taxpayer employee you will be required to restart the measurement periods required to be eligible for favorable tax treatment for your existing eligible options that are incentive stock options.

Generally, your incentive stock option qualifies for favorable tax treatment if you hold the option for more than two years after the grant date and for more than one year after the date of exercise. Under the tax rules governing incentive stock options, if an offer to modify an incentive stock option remains outstanding for 30 or more calendar days, then the incentive stock option is deemed modified regardless of whether you participate in the offer. The Offer currently is expected to remain open for 31 calendar days. Accordingly, any eligible options that are incentive stock options that you do not exchange will nonetheless be deemed modified, and the holding period for such options will restart. As a result, in order to qualify for favorable tax treatment, you would be required not to sell or otherwise dispose of any shares of our common stock received upon exercise of those options until more than two years from the date this Offer commenced on December 20, 2017, and more than one year after the date you exercise those options. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under Section 14 entitled “Material U.S. federal income tax consequences.”

Risks Related to Our Financial Condition and Capital Requirements

We have a limited operating history and have incurred significant losses since our inception, and we anticipate that we will continue to incur losses for the foreseeable future, which makes it difficult to assess our future viability.

We are a development-stage biopharmaceutical company with a limited operating history upon which you can evaluate our business and prospects. We are not profitable and have incurred losses in each year since we commenced operations in 2008. In addition, we have limited experience and have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the biopharmaceutical industry. Drug development is a highly speculative undertaking and involves a substantial degree of risk. We obtained U.S. regulatory approval and launched a single product, OTIPRIO, but have not yet generated significant revenue. We recently eliminated employment positions and ceased programs related to the commercialization and market support of OTIPRIO. We continue to incur significant research and development expenses related to our clinical trials and product development activities and other general and administrative expenses. We have recorded net losses of $21.0 million and $27.6 million for the three months ended September 30, 2017 and 2016, respectively, and net losses of $71.3 million and $84.0 million for the nine months ended September 30, 2017 and 2016, respectively. As of September 30, 2017, we had an accumulated deficit of $346.0 million.

We have not yet generated significant product revenue and may never become profitable.

We expect to continue to incur significant losses for the foreseeable future. Our ability to achieve significant revenue and profitability is dependent on our ability to complete the development of our product candidates, obtain necessary regulatory approvals and successfully commercialize our products. We may never succeed in these activities and may never generate revenue that is significant or large enough to achieve profitability. Even if we achieve profitability in the future, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our prior losses and expected future losses have had and will continue to have an adverse effect on our stockholders’ equity and working capital and any failure to become and remain profitable may adversely affect the market price of our common stock, our ability to raise capital, and our viability.

We may require additional financing to obtain regulatory approval for OTIVIDEX, OTO-311 and any other product candidates, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our product development or other operations.

Since our inception, most of our resources have been dedicated to the development and commercialization of OTIPRIO and the development of our product candidates, OTIVIDEX and OTO-311. In the future, conducting clinical trials for OTIVIDEX and OTO-311 and developing our other product candidates will require substantial funds. We have funded our operations primarily through the sale and issuance of common stock, convertible preferred stock and convertible notes. As of September 30, 2017, we had cash, cash equivalents and short-term investments of $134.3 million. We believe that we will continue to expend substantial resources for the foreseeable future for the development of OTIVIDEX, OTO-311 and any other product candidates we may choose to pursue. These expenditures will include costs associated with marketing and selling any products approved for sale, manufacturing, preparing regulatory submissions, and conducting nonclinical studies and clinical trials. We cannot estimate with reasonable certainty the actual amounts necessary to successfully complete the development and commercialization of our product candidates.

Our future capital requirements depend on many factors, including:

•	the revenue generated by our product candidates, if approved;

•	the cost of commercialization activities for products that may be approved for sale, if any, including marketing, sales and distribution costs;

•	the timing of, and the costs involved in, nonclinical and clinical development and obtaining regulatory approvals for OTIVIDEX, OTO-311 or any other product candidates;

•	the cost of manufacturing our product candidates;

•	the number and characteristics of any other product candidates we develop or acquire;

•	our ability to establish and maintain strategic collaborations, licensing or other commercialization arrangements and the terms and timing of such arrangements;

•	the degree and rate of market acceptance of any approved products;

•	the emergence, approval, availability, perceived advantages, relative cost, relative safety and relative efficacy of other products or treatments;

•	the expenses needed to attract and retain skilled personnel;

•	the costs associated with being a public company;

•	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims and other intellectual property rights, including litigation costs and the outcome of such litigation;

•	the extent to which we are required to pay milestone or other payments under our in-license agreements and the timing of such payments; and

•	the cost of litigation, including any product liability or other lawsuits related to our products.

Additional capital may not be available when we need it, on terms that are acceptable to us or at all. If adequate funds are not available to us on a timely basis, we may be required to delay, limit, reduce or terminate activities that may be necessary to fund development and commercialization of our product candidates, nonclinical studies, clinical trials or other development activities.

If we raise additional capital through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish certain valuable rights to our product or product candidates, technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable to us. If we raise additional capital through public or private equity offerings, the ownership interest of our existing stockholders will be diluted and the terms of any new equity securities may have preferential rights over our common stock. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt or making capital expenditures or specified financial ratios, any of which could restrict our ability to develop and commercialize our product candidates or operate as a business.

Risks Related to Our Product Candidates

We are dependent upon the clinical, regulatory and commercial success of OTIVIDEX for Ménière’s disease.

We have invested substantial resources in the development of OTIVIDEX. We have recently completed two Phase 3 trials for OTIVIDEX in Ménière’s disease patients. The AVERTS-2 trial, conducted in Europe, achieved its primary endpoint while the AVERTS-1 trial, conducted in the United States, did not. The company plans to review the clinical results with the FDA and discuss clinical requirements for registration of OTIVIDEX in patients with Ménière’s disease.

OTIVIDEX is most subject to the risks associated with completing any future clinical trials, including risks associated with:

•	the successful implementation, enrollment and completion of any additional Phase 3 clinical trials required by the FDA to demonstrate the safety and efficacy of OTIVIDEX;

•	the use and adequacy of patient reported outcomes in any future clinical trials;

•	our ability to demonstrate with substantial clinical evidence the safety and efficacy of OTIVIDEX in any future clinical trials;

•	the successful implementation and completion of any additional clinical safety studies or any additional non-clinical studies that may be required by the FDA; and

•	the ability to submit an NDA for regulatory approval to the FDA.

If we are able to successfully complete the necessary clinical trials for OTIVIDEX, its success will still remain subject to the risks associated with obtaining regulatory approval from the FDA and being manufactured and commercialized, including risks associated with:

•	the successful completion of all non-clinical studies required to support regulatory approval by the FDA;

•	the timing of review, as the FDA’s grant of Fast Track designation for OTIVIDEX does not guarantee priority review;

•	the FDA’s acceptance of our NDA submission for OTIVIDEX;

•	the successful and timely receipt of necessary marketing approval from the FDA to allow us to begin commercializing OTIVIDEX in the United States;

•	the ability to manufacture commercial supplies of OTIVIDEX in compliance with cGMP;

•	the ability to sell OTIVIDEX;

•	our success in educating physicians and patients about the benefits, administration and use of OTIVIDEX;

•	the availability, perceived advantages, relative cost, relative safety and relative efficacy of other products or treatments for Ménière’s disease;

•	patient demand for the treatment of Ménière’s disease;

•	the availability of coverage and adequate reimbursement for OTIVIDEX;

•	our ability to enforce our intellectual property rights in and to OTIVIDEX; and

•	a continued acceptable safety profile of OTIVIDEX following approval.

Many of these clinical, regulatory and commercial matters are beyond our control and are subject to other risks described elsewhere in this “Risk Factors” section. Accordingly, we cannot assure you that we will be able to advance OTIVIDEX further through final clinical development, or obtain regulatory approval of, manufacture, commercialize or generate significant revenue from OTIVIDEX. If we cannot do so, or are significantly delayed in doing so, our business will be materially harmed.

In addition to OTIVIDEX, our long-term prospects depend in part upon advancing additional product candidates, such as OTO-311, through clinical development to regulatory approval and commercialization.

Although we are focused upon the continued development, regulatory approval and commercialization of OTIVIDEX, the development of OTO-311 and other product candidates for the treatment of inner ear disorders is a key element of our long-term strategy. We have completed a Phase 1 clinical safety trial for OTO-311 in normal healthy volunteers. We are also developing multiple programs for the prevention and treatment of sensorineural hearing loss including age-related hearing loss. Therefore, these programs are currently most subject to the risks associated with nonclinical and clinical development, including the risks associated with:

•	generating sufficient data to support the initiation or continuation of clinical trials;

•	obtaining regulatory approval to commence clinical trials;

•	contracting with the necessary parties to conduct clinical trials;

•	enrolling sufficient numbers of subjects or patients in clinical trials;

•	the timely manufacture of sufficient quantities of the product candidate for use in clinical trials; and

•	adverse events in the clinical trials.

Even if we successfully advance OTO-311 through clinical development, or advance product candidates from our hearing loss programs or any other future product candidate into clinical development, their success will be subject to all of the clinical, regulatory and commercial risks described elsewhere in this “Risk Factors” section. Accordingly, we cannot assure you that we will ever be able to develop, obtain regulatory approval of, commercialize or generate significant revenue from OTO-311, any product candidate from our hearing loss programs or any other future product candidate.

Risks Related to Our Business and Strategy

Our product candidates, OTIVIDEX and OTO-311, or any future product candidates that obtain regulatory approval, may fail to achieve the broad degree of market acceptance and use necessary for commercial success.

Our product candidates, if approved, may not achieve market acceptance among physicians and patients, and may not be commercially successful. There are currently no FDA-approved drug treatments for the indications we are pursuing for our product candidates. Our proposed initial indication for OTIVIDEX is the treatment of vertigo associated with Ménière’s disease. Currently, Ménière’s disease patients are routinely prescribed a low-salt diet and off-label use of diuretics. Physicians may also prescribe the off-label use of antihistamines, anticholinergics, phenothiazines and benzodiazepines as well as corticosteroids. Our proposed indication for OTO-311 is the treatment of tinnitus. Currently, physicians may attempt to treat tinnitus symptoms with the off-label use of steroids, anxiolytics, antidepressants, and antipsychotics. The commercial success of our product candidates, if approved, will depend significantly on the adoption and use of the resulting product by physicians for approved indications. The decision to elect to utilize OTIVIDEX for Ménière’s disease and other potential indications or OTO-311 for tinnitus, rather than other products or treatments, may be influenced by a number of factors, including:

•	the cost, safety and effectiveness of our products as compared to other products or treatments;

•	physician willingness to adopt a new treatment in lieu of other products or treatments;

•	ability to gain utilization in facilities responsible for purchasing our products;

•	the extent to which physicians recommend our products to their patients;

•	patient or caregiver sentiment about the benefits and risks of our products;

•	proper training and administration of our products by physicians and medical staff, such that their patients do not experience excessive discomfort during treatment or adverse side effects;

•	the procedural risks of IT injection;

•	overcoming any biases physicians or patients may have in favor of other products or treatments;

•	patient preference for non-injectable treatments;

•	patient or caregiver satisfaction with the results and administration of our product and overall treatment experience, including relative convenience and ease of administration;

•	the effectiveness of our sales and marketing efforts;

•	demand for the treatment of the relevant diseases or disorders;

•	product labeling or product insert requirements of the FDA or other regulatory authorities;

•	the prevalence and severity of any adverse events;

•	the revenue and profitability that our products will offer a physician as compared to other products or treatments;

•	the availability of coverage and adequate reimbursement by third-party payors and government authorities and perceptions regarding such availability; and

•	general patient or caregiver confidence, which may be impacted by economic and political conditions.

If our product candidates, if approved for use, fail to achieve the broad degree of market acceptance necessary for commercial success, our operating results and financial condition will be adversely affected. In addition, even if any of our products gain acceptance, the markets for treatment of patients with our target indications may not be as significant as we estimate.

Clinical drug development involves a lengthy and expensive process with an uncertain outcome, results of earlier studies and trials may not be predictive of future trial results, and our clinical trials may fail to adequately demonstrate the safety and efficacy of our product candidates.

Clinical testing is expensive, can take many years to complete and its outcome is inherently uncertain. A failure of one or more of our clinical trials can occur at any time during the clinical trial process. The results of nonclinical studies and early clinical trials of our product candidates may not be predictive of the results of later-stage clinical trials. There is a high failure rate for drugs proceeding through clinical trials, and product candidates in later stages of clinical trials may fail to show the required safety and efficacy despite having progressed through nonclinical studies and initial clinical trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier clinical trials, and we cannot be certain that we will not face similar setbacks. Even if our clinical trials are completed, the results may not be sufficient to obtain regulatory approval for our product candidates or support the indications which we are pursuing.

We have in the past experienced delays in our clinical trials and we may in the future. We do not know whether future clinical trials, if any, will begin on time, need to be redesigned, enroll an adequate number of patients on time or be completed on schedule, if at all. Clinical trials can be delayed, suspended or terminated for a variety of reasons, including failure to:

•	generate sufficient nonclinical, toxicology, or other in vivo or in vitro data to support the initiation or continuation of clinical trials;

•	obtain regulatory approval, or feedback on trial design, to commence a clinical trial;

•	identify, recruit and train suitable clinical investigators;

•	reach agreement on acceptable terms with prospective CROs, and clinical trial sites;

•	obtain and maintain institutional review board (IRB) approval at each clinical trial site;

•	identify, recruit and enroll suitable patients to participate in a clinical trial;

•	have a sufficient number of patients complete a clinical trial or return for post-treatment follow-up;

•	ensure clinical investigators observe trial protocol and comply with Good Clinical Practices (GCP) or continue to participate in a clinical trial;

•	address any patient safety concerns that arise during the course of a clinical trial;

•	address any conflicts with new or existing laws or regulations;

•	add a sufficient number of clinical trial sites;

•	timely manufacture sufficient quantities of product candidate for use in clinical trials; or

•	have sufficient capital to fund a clinical trial.

Patient enrollment is a significant factor in the timing of clinical trials. We may not be able to initiate or continue clinical trials for our product candidates on a timely basis if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials. Patient enrollment is affected by many factors, including the size and nature of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the clinical trial, the design of the clinical trial, competing clinical trials and clinicians’ and patients’ or caregivers’ perceptions as to the potential advantages of the drug candidate being studied in relation to other available therapies, including any new drugs or treatments that may be approved for the indications we are investigating.

We could also encounter delays if a clinical trial is suspended or terminated by us, by the data safety monitoring board for such clinical trial or by the FDA or any other regulatory authority, or if the IRBs of the institutions in which such clinical trials are being conducted suspend or terminate the participation of their clinical investigators and sites subject to their review. Such authorities may suspend or terminate a clinical trial due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a product candidate, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial.

For example, OTIVIDEX was previously subject to Full Clinical Hold that was removed in July 2013 and then subject to Partial Clinical Hold that was removed in June 2014. The removal of Full Clinical Hold allowed us to initiate the Phase 2b clinical trial. As a result of OTIVIDEX being placed on Full Clinical Hold, OTIPRIO was also placed on Full Clinical Hold. The OTIPRIO Full Clinical Hold was removed in November 2012. We cannot assure you that our product candidates will not be subject to new clinical holds or significant delay in the future.

If we experience delays in the initiation or completion of any clinical trial of our product candidates for any reason, or if any clinical trial is terminated, the commercial prospects of our product candidates may be harmed, and our ability to generate product revenues from any of these product candidates will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow down our product candidate development and approval process and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may significantly harm our business, financial condition and prospects. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

We may be unable to obtain regulatory approval for our product candidates. The denial or delay of any such approval would delay commercialization and have a material adverse effect on our potential to generate revenue, our business and our results of operations.

The research, development, testing, manufacturing, labeling, packaging, approval, promotion, advertising, storage, recordkeeping, marketing, distribution, post-approval monitoring and reporting, and export and import of drug products are subject to extensive regulation by the FDA and by foreign regulatory authorities in other countries. These regulations differ from country to country. To gain approval to market our product candidates, we must provide clinical data that demonstrates with substantial evidence the safety and efficacy of the product for the intended indication. Other than OTIPRIO in the United States, we have not yet obtained regulatory approval to market any of our other product candidates in the United States or any other country. Our business depends upon obtaining these regulatory approvals.

The FDA can delay, limit or deny approval of our product candidates for many reasons, including:

•	our inability to satisfactorily demonstrate that the product candidates are safe and effective for the requested indication;

•	the FDA’s disagreement with our trial protocol or the interpretation of data from nonclinical studies or clinical trials;

•	the population studied in the clinical trial may not be sufficiently broad or representative to assess safety in the full population for which we seek approval;

•	our inability to demonstrate that clinical or other benefits of our product candidates outweigh any safety or other perceived risks;

•	the FDA’s determination that additional nonclinical or clinical trials are required;

•	the FDA’s non-approval of the formulation, labeling or the specifications of our product candidates;

•	the FDA’s failure to accept the manufacturing processes or facilities of third-party manufacturers with which we contract, or our inability to manufacture our product candidates pursuant to cGMP; or

•	the potential for approval policies or regulations of the FDA to significantly change in a manner rendering our clinical data insufficient for approval.

Even if we eventually complete clinical testing and receive approval of any regulatory filing for our product candidates, the FDA may grant approval contingent on the performance of costly additional post-approval clinical trials. The FDA may also approve our product candidates for a more limited indication or a narrower patient population than we originally requested, and the FDA may not approve the labeling that we believe is necessary or desirable for the successful commercialization of our product candidates. To the extent we seek regulatory approval in foreign countries, we may face challenges similar to those described above with regulatory authorities in applicable jurisdictions. Any delay in obtaining, or inability to obtain, applicable regulatory approval for any of our product candidates would delay or prevent commercialization of our product candidates and would materially adversely impact our business, results of operations and prospects.

Use of OTIPRIO or our product candidates could be associated with undesirable side effects or adverse events that could halt their clinical development, delay or prevent their regulatory approval, limit their commercial potential or result in significant negative consequences.

OTIPRIO or our product candidates could be associated with side effects or adverse events which can vary in severity and frequency. Side effects or adverse events associated with the use of OTIPRIO or our product candidates may be observed at any time, including in clinical trials or once a product is commercialized, and any such side effects or adverse events may negatively affect our ability to obtain regulatory approval for our product candidates or market our product candidates, if approved. Side effects such as toxicity or other safety issues associated with the use of OTIPRIO or our product candidates could require us to perform additional studies or halt development or sale of OTIPRIO or our product candidates or expose us to product liability lawsuits which will harm our business. We may be required by regulatory agencies to conduct additional nonclinical or clinical trials regarding the safety and efficacy of OTIPRIO or our product candidates which we have not planned or anticipated. We cannot assure you that we will resolve any issues related to any product-related adverse events to the satisfaction of the FDA or any regulatory agency in a timely manner or ever, which could harm our business, prospects and financial condition.

Some patients in our clinical trials have reported adverse events after being treated with OTIPRIO and OTIVIDEX. If we are successful in commercializing our product candidates, the FDA and other foreign regulatory agency regulations will require that we promptly report certain information about adverse medical events if those products may have caused or contributed to those adverse events. The timing of our obligation to report would be triggered by the date we become aware of the adverse event as well as the nature of the event. We may fail to report adverse events we become aware of within the prescribed timeframe. We may also fail to appreciate that we have become aware of a reportable adverse event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of OTIPRIO or our product candidates. If we fail to comply with our reporting obligations, the FDA or other foreign regulatory agencies could take action including criminal prosecution, the imposition of civil monetary penalties, seizure of our products, or delay in approval or clearance of future products.

Our product candidates, if approved, will face significant competition in the biopharmaceutical industry, and our failure to effectively compete with competitor drugs, including off-label drug use, and future competitors may prevent us from achieving significant market penetration and expansion.

The biopharmaceutical industry is intensely competitive and subject to rapid and significant technological change. If approved, our products must compete with off-label drug use by physicians to treat the indications for which we seek approval. We are also aware that other companies, such as Auris Medical Holding AG, Autifony Therapeutics Ltd., Fennec Pharmaceuticals Inc., KYORIN Pharmaceutical Co. Ltd., Novartis AG, Otologic Pharmaceutics Inc., Sensorion SA, Sound Pharmaceuticals Inc., Strekin AG and Synphora AB, are conducting clinical trials for potential products for the treatment of various otic indications, including tinnitus, Ménière’s disease and hearing loss. Many companies in the biopharmaceutical industry have greater resources to discover, obtain patents, develop, test and obtain regulatory approvals for products, as well as commercialize, market and promote approved products, including communicating the effectiveness, safety and value of products to actual and prospective customers and medical staff. These companies may develop new drugs to treat the diseases and disorders we target, or seek to have existing drugs approved for use for new indications that treat the diseases and disorders we target. Mergers and acquisitions in the biopharmaceutical industry may result in even more resources being concentrated in potential competitors. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in this industry. Our competitors may succeed in developing, acquiring or licensing on an exclusive basis products that are more effective, easier to administer or less costly than our product or product candidates.

We rely on third parties to conduct many of our nonclinical studies and all of our clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be unable to obtain regulatory approval for, or commercialize, our product candidates.

We do not have the ability to independently conduct many of our nonclinical studies or any of our clinical trials. We rely on medical institutions, clinical investigators, contract laboratories, and other third parties, such as CROs, to conduct clinical trials on our product candidates. Third parties play a significant role in the conduct of our clinical trials and the subsequent collection and analysis of data. These third parties are not our employees, and except for remedies available to us under our agreements, we have limited ability to control the amount or timing of resources that any such third party will devote to our clinical trials. If our CROs or any other third parties upon which we rely for administration and conduct of our clinical trials do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements, or for other reasons, or if they otherwise perform in a substandard manner, our clinical trials may be extended, delayed, suspended or terminated, and we may not be able to complete development of, obtain regulatory approval for, or successfully commercialize our product candidates.

We and the third parties upon whom we rely are required to comply with GCP, which are regulations and guidelines enforced by regulatory authorities around the world for products in clinical development. Regulatory authorities enforce these GCP regulations through periodic inspections of clinical trial sponsors, principal investigators and clinical trial sites. If we or our third parties fail to comply with applicable GCP regulations, the clinical data generated in our clinical trials may be deemed unreliable and our submission of marketing applications may be delayed or the regulatory authorities may require us to perform additional clinical trials before reviewing or approving our marketing applications. We cannot assure you that, upon inspection, a regulatory authority will determine that any of our clinical trials comply or complied with applicable GCP regulations.

In addition, our clinical trials must be conducted with drug supply produced under cGMP regulations, which are enforced by regulatory authorities. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process. Moreover, our business may be impacted if our CROs, clinical investigators or other third parties violate federal or state fraud and abuse or false claims laws and regulations or healthcare privacy and security laws. In order for our clinical trials to be carried out effectively and efficiently, it is imperative that our CROs and other third parties communicate and coordinate with one another. Moreover, our CROs and other third parties may also have relationships with other commercial entities, some of which may compete with us. Our CROs and other third parties may terminate their agreements with us upon as few as 30 days’ notice under certain circumstances. If our CROs or other third parties conducting our clinical trials do not perform their contractual duties or obligations, experience work stoppages, do not meet expected deadlines, terminate their agreements with us or need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical trial protocols or GCPs, or for any other reason, we may need to conduct additional clinical trials or enter into new arrangements with alternative CROs, clinical investigators or other third parties. We may be unable to enter into arrangements with alternative CROs, clinical investigators or other third parties on commercially reasonable terms, or at all. Switching or adding CROs, clinical investigators or other third parties can involve substantial cost and require extensive management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays may occur, which can materially impact our ability to meet our desired clinical development timelines. Although we carefully manage our relationship with our CROs, clinical investigators and other third parties, there can be no assurance that we will not encounter such challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, prospects, financial condition or results of operations.

We rely completely on third parties to manufacture our nonclinical, clinical drug supplies and commercial supplies of any approved products.

We outsource the manufacture of our product candidates. We do not currently have the infrastructure or internal capability to manufacture supplies of our product candidates for use in development and commercialization. If we were to experience an unexpected loss of supply of our product candidates for any reason, whether as a result of manufacturing, supply or storage issues or otherwise, our business would be harmed, and we could experience delays, disruptions, suspensions or terminations of, or be required to restart or repeat, any pending or ongoing clinical trials. Although we generally do not begin a clinical trial unless we believe we have a sufficient supply of a product candidate to complete the clinical trial, we may be required to manufacture additional supplies of our product candidates to the extent our estimates of the amounts required prove inaccurate, we suffer unexpected losses of product candidate supplies, or to the extent that we are required to have fresh product candidate supplies manufactured to satisfy regulatory requirements or specifications. Any significant delay or discontinuation in the supply of a product candidate, or the raw material components thereof, due to the need to replace a contract manufacturer or other third-party manufacturer, could considerably harm our business and delay completion of our clinical trials, product testing and potential regulatory approval of our product candidates.

Reliance on third-party manufacturers entails additional risks, including reliance on the third party for regulatory compliance and quality assurance, the possible breach of the manufacturing agreement by the third party, and the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us. The facilities used by our third-party manufacturers must be accepted by the FDA pursuant to inspections that will be conducted before approval and after we submit our NDA to the FDA. We do not control the implementation of the manufacturing process of, and are completely dependent on, our third-party manufacturers for compliance with the regulatory requirements, for manufacture of both active drug substances and finished drug products. If our third-party manufacturers cannot successfully manufacture material that conforms to applicable specifications in our regulatory applications and the strict regulatory requirements of the FDA or foreign regulatory authorities, we will not be able to secure and/or maintain regulatory acceptance of our contract manufacturing facilities. In addition, we have no control over the ability of our contract manufacturers or other third-party manufacturers to maintain adequate quality control, quality assurance and qualified personnel. The failure of our third-party manufacturers to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our product candidates or any other product candidates that we may develop. In addition, if the FDA does not accept these facilities for the manufacture of our product candidates or if it withdraws any such acceptance in the future, we will need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved. Any failure or refusal to supply the components for our product candidates could delay, prevent or impair our clinical development or commercialization efforts. If our contract manufacturers were to breach or terminate their manufacturing arrangements with us, the development or commercialization of the affected product candidates could be delayed, which could have an adverse effect on our business. Any change in our manufacturers could be costly because the commercial terms of any new arrangement could be less favorable and because the expenses relating to the transfer of necessary technology and processes could be significant.

As we commercialize our product candidates, if approved, we may encounter issues with manufacturing.

Our product candidates have never been manufactured for commercial use. There are risks associated with manufacturing for commercial use including, among others, potential problems with forecasting and cost overruns, process reproducibility, storage availability, stability issues, lot consistency and timely availability of materials. We cannot assure you that our contract manufacturers will be able to manufacture any approved product to specifications acceptable to the FDA or foreign regulatory authorities, or to produce it in sufficient quantities to meet the market demand. We have in the past manufactured, and may in the future manufacture, batches of product that do not meet the appropriate specifications and cannot be used. We may also manufacture any approved product that remains unused due to obsolescence, expiry or quantities in excess of expected demand. If our contract manufacturers are unable to successfully produce sufficient quantities of any approved product for commercialization, our commercial efforts would be impaired, which would have an adverse effect on our business, financial condition, results of operations and growth prospects.

We depend on a small number of suppliers for the raw materials necessary to produce our product candidates. The loss of these suppliers, or their failure to supply us with these raw materials, would materially and adversely affect our business.

We depend on the availability of key raw materials, including poloxamer for our product candidates, dexamethasone for OTIVIDEX, and gacyclidine for OTO-311, from a small number of third-party suppliers. Because there are a limited number of suppliers for the raw materials that we use to manufacture our product and product candidates, we may need to engage alternate suppliers to prevent a possible disruption of the manufacture of the materials necessary to produce our product candidates for our clinical trials. We do not have any control over the availability of raw materials. If we or our manufacturers are unable to purchase these raw materials on acceptable terms, at sufficient quality levels, or in adequate quantities, if at all, the development of OTIVIDEX, OTO-311 or any future product candidates would be delayed or there would be a shortage in supply, which would impair our ability to meet our development objectives for our product candidates or generate revenues from the sale of any approved products.

Our ability to market our product candidates, if approved, will be limited to certain indications. If we want to expand the indications for which we may market our products, we will need to obtain additional regulatory approvals, which may not be granted.

We are developing OTIVIDEX for the treatment of vertigo associated with Ménière’s disease and are developing OTO-311 for the treatment of tinnitus. The FDA and other applicable regulatory agencies will restrict our ability to market and advertise our products to the scope of the approved label for the applicable product and for no other indications, which could limit physician and patient adoption. We may attempt to develop new treatment indications for our product candidates in the future, but we cannot predict when or if we will receive the regulatory approvals required to promote our product candidates for new treatment indications. Failure to receive such approvals prevents us from promoting and commercializing the new treatment indications. In addition, we would be required to conduct additional clinical trials or studies to support approvals for additional indications, which would be time consuming and expensive, and may produce results that do not support regulatory approvals. If we do not obtain additional regulatory approvals, our ability to expand our business will be limited.

We have limited sales and marketing experience and may be unable to successfully commercialize our products or generate product revenue.

We recently eliminated employment positions and ceased programs related to the commercialization and market support of OTIPRIO. Other than our limited experience with OTIPRIO, we have no prior experience in the marketing and sale of pharmaceutical products, and there are significant risks involved in managing a sales and marketing organization, including our ability to hire, retain, adequately compensate and incentivize qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel and effectively manage a geographically dispersed sales and marketing team. Outside of the United States, we may consider collaboration arrangements. If we are unable to enter into such arrangements on acceptable terms or at all, we may not be able to successfully commercialize our products in certain markets. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of our products. If we are not successful in commercializing our products, either on our own or through collaborations with one or more third parties, our future product revenue will suffer and we would incur significant additional losses.

To expand our development and commercial support capabilities in the future, we may need to increase the size of our organization, and we may experience difficulties in managing this growth.

As we advance our product candidates through the development process and commercialize our product candidates, if approved, we may need to expand our development, regulatory, quality, managerial, sales and marketing, operational, finance and other resources to manage our operations and clinical trials, continue our development activities and commercialize our product candidates, if approved. If our operations expand, we expect that we will need to manage additional relationships with various manufacturers and collaborative partners, suppliers and other organizations.

Due to our limited financial resources and our limited experience in managing a company with such growth, we may not be able to effectively manage the expansion of our operations or recruit, train and retain additional qualified personnel. In December 2016, we moved into our new headquarters location in San Diego, California. The physical expansion of our operations may lead to significant costs. Any inability to manage growth could delay the execution of our development and strategic objectives, or disrupt our operations, which could materially impact our business, revenue and operating results.

Coverage and reimbursement decisions by third-party payors may have an adverse effect on pricing and market acceptance. Recent legislative and regulatory activity may exert downward pressure on potential pricing and reimbursement for our products, if approved, that could materially affect the opportunity to commercialize.

There is significant uncertainty related to the third-party coverage and reimbursement of newly approved drugs. Patients who are provided medical treatment for their conditions generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Therefore, market acceptance and sales of our products, if approved, in both domestic and international markets will depend significantly on the availability of adequate coverage and reimbursement from third-party or government payors for any of our products and may be affected by existing and future healthcare reform measures. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which drugs they will cover and establish payment levels. We intend to apply for a unique J Code for OTIVIDEX and OTO-311. We cannot assure you that J Codes will be issued for OTIVIDEX and OTO-311, if approved. We also cannot assure you that third-party payors will provide reimbursement according to a J Code. If a J Code is not issued or a J Code is issued but not reimbursed by third-party payors, then the cost of these drugs may be absorbed by healthcare providers or charged to patients. If this is the case, our expectations of the pricing we expect to achieve for OTIVIDEX and OTO-311, if approved, and the related potential revenue, may be significantly diminished. We cannot be certain that coverage and adequate reimbursement will be available for any of our product candidates, if approved, or that such coverage and reimbursement will be authorized in a timely fashion, even if a unique J Code is assigned for such products. Also, we cannot be certain that reimbursement policies will not reduce the demand for, or the price paid for, any of our product candidates, if approved. If reimbursement is not available or is available on a limited basis for any of our product candidates, if approved, we may not be able to successfully commercialize any such products. Reimbursement by a third-party or government payor may depend upon a number of factors, including, without limitation, the third-party or government payor’s determination that use of a product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

Obtaining coverage and reimbursement approval for a product from a government or other third-party payor is a time consuming and costly process that could require us to provide supporting scientific, clinical and cost-

effectiveness data for the use of our products to the payor. We may not be able to provide data sufficient to gain acceptance with respect to coverage and reimbursement or to have pricing set at a satisfactory level. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels such as may result where alternative or generic treatments are available, we may be unable to achieve or sustain profitability.

Assuming we obtain coverage for a given product, the resulting reimbursement payment rates might not be adequate or may require co-payments that patients find unacceptably high. Patients are unlikely to use our products unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of our products.

In the United States, no uniform policy of coverage and reimbursement for products exists among third-party payors. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be obtained. In some foreign countries, particularly in Europe, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct additional clinical trials that compare the cost-effectiveness of our products to other available therapies. If reimbursement of any of our products, if approved, is unavailable or limited in scope or amount in a particular country, or if pricing is set at unsatisfactory levels, we may be unable to achieve or sustain profitability of our products in such country.

The United States and several other jurisdictions are considering, or have already enacted, a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell any of our products profitably, if approved. Among policy-makers and payors in the United States and elsewhere, there has been significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access to healthcare. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. There have been, and likely will continue to be, legislative and regulatory proposals at the federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. We cannot predict if or how these or future initiatives may be adopted in the future. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare may adversely affect:

•	the demand for any of our products, if approved;

•	the ability to set a price that we believe is fair for any of our products, if approved;

•	our ability to generate revenues and achieve or maintain profitability;

•	the level of taxes that we are required to pay; and

•	the availability of capital.

In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act (collectively, ACA), became law in the United States. One goal of ACA is to reduce the cost of healthcare and substantially change the way healthcare is financed by both governmental and private insurers. While we cannot fully predict what impact on federal reimbursement policies this legislation will have in general or on our business specifically, ACA may result in downward pressure on pharmaceutical reimbursement, which could negatively affect our ability to generate revenue, achieve market acceptance of our product or future approved products, attain profitability, or commercialize our product or any future approved products. Provisions of ACA relevant to the pharmaceutical industry include the following:

•	an annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs, not including orphan drug sales;

•	an increase in the rebates a manufacturer must pay under the Medicaid Drug Rebate Program to 23.1% and 13% of the average manufacturer price for most branded and generic drugs, respectively;

•	a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts on negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D;

•	extension of manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

•	expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for certain individuals with income at or below 133% of the Federal Poverty Level, thereby potentially increasing manufacturers’ Medicaid rebate liability;

•	expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program;

•	new requirements to report annually certain financial arrangements with physicians and teaching hospitals, as defined in ACA and its implementing regulations, including reporting any payment or “transfer of value” provided to physicians and teaching hospitals and any ownership and investment interests held by physicians and their immediate family members during the preceding calendar year;

•	expansion of healthcare fraud and abuse laws, including the federal False Claims Act and the federal Anti-Kickback Statute, new government investigative powers and enhanced penalties for noncompliance; and

•	a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in and conduct comparative clinical effectiveness research, along with funding for such research.

Recent changes in the U.S. government could lead to repeal of or changes in some or all of the ACA, and complying with any new legislation or reversing changes implemented under the ACA could be time-intensive and expensive, resulting in a material adverse effect on our business. Healthcare reform measures that may be adopted in the future may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, new payment methodologies and additional downward pressure on the price that we receive for our product or future approved products. Any such reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, achieve market acceptance of our product candidates, attain profitability, or commercialize future approved products. Until the ACA or other healthcare reform measures are fully implemented or there is more certainty concerning the future of the ACA or such healthcare reform measures, it will be difficult to predict its full impact and influence on our business.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our products.

We face an inherent risk of product liability as a result of the clinical testing of our product candidates and will face an even greater risk if our product candidates get approved. For example, we may be sued if any product we develop allegedly causes or is perceived to cause injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. Even a successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•	decreased demand for our products;

•	injury to our reputation and significant negative media attention;

•	withdrawal of clinical trial participants or cancellation of clinical trials;

•	costs to defend the related litigation;

•	a diversion of management’s time and our resources;

•	substantial monetary awards to clinical trial participants or patients;

•	regulatory investigations, product recalls, withdrawals or labeling, marketing or promotional restrictions;

•	exhaustion of any available insurance and our capital resources;

•	loss of revenue; and

•	the inability to commercialize any products we develop.

Our inability to obtain and maintain sufficient product liability insurance at an acceptable cost and scope of coverage to protect against potential product liability claims could prevent or inhibit the commercialization of our products. We currently carry product liability insurance with policy limits that we believe are customary for similarly situated companies and adequate to provide us with coverage for foreseeable risks. Although we maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. If we determine that it is prudent to increase our product liability coverage in the future, we may be unable to obtain such increased coverage on acceptable terms, or at all. Our insurance policies also have various exclusions and deductibles, and we may be subject to a product liability claim for which we have no coverage. We will have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts. Moreover, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses.

If we fail to attract and retain senior management and key scientific personnel, we may be unable to successfully develop and commercialize our product candidates.

Our success depends in part on our continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel. We believe that our future success is highly dependent upon the contributions of our senior management, particularly our President and Chief Executive Officer, as well as our senior scientists and other members of our senior management team. The loss of services of any of these individuals, who all have at-will employment arrangements with us, could delay or prevent the successful development of our product pipeline, completion of our planned clinical trials or the commercialization of our product candidates.

Although we have not historically experienced unique difficulties attracting and retaining qualified employees, we could experience such problems in the future. For example, competition for qualified personnel in the biotechnology and pharmaceuticals field is intense due to the limited number of individuals who possess the skills and experience required by our industry. We will need to hire additional personnel as we expand our clinical development and commercial activities. We may not be able to attract and retain quality personnel on acceptable terms, or at all, which may cause our business and operating results to suffer.

If we are not successful in discovering, developing, acquiring and commercializing additional product candidates, our ability to expand our business and achieve our strategic objectives would be impaired.

Although a substantial amount of our efforts are focused on the development and regulatory approval of our product candidates, a key element of our strategy is to identify, develop and commercialize additional product candidates for the treatment of inner ear diseases and disorders. We are seeking to do so through our internal research programs and may explore strategic collaborations with third parties for the development or acquisition of new product candidates or products. Research programs to identify new product candidates require substantial technical, financial and human resources, whether or not any product candidates are ultimately identified or successfully developed.

Our internal computer systems, or those of our CROs or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of our drug development programs.

We rely on information technology systems to keep financial records, maintain laboratory and corporate records, communicate with staff and external parties and operate other critical functions. Despite the implementation of security measures, our internal computer systems and those of our third-party logistics vendor, CROs and other contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. To our knowledge, we have not experienced a material system failure, accident or security breach to date, and if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our drug development programs. For example, the loss of clinical trial data from completed or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the development and commercialization of our product candidates could be delayed.

Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and affect our reported operating results.

Generally accepted accounting principles in the United States are subject to interpretation by the FASB, the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in accounting standards or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business.

Our employees, independent contractors, clinical investigators, CROs, consultants and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading.

We are exposed to the risk that our employees, independent contractors, clinical investigators, CROs, consultants and vendors may engage in fraudulent conduct or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violates: (i) FDA regulations, including those laws requiring the reporting of true, complete and accurate information to the FDA, (ii) manufacturing standards, (iii) federal, state and foreign healthcare fraud and abuse laws, or (iv) laws that require the reporting of financial information or data accurately. Specifically, research, sales, marketing, education and other business arrangements in the healthcare industry are subject to extensive laws intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws may restrict or prohibit a wide range of pricing, discounting, education, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Activities subject to these laws also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We have adopted a code of business conduct and ethics, as well as various compliance policies and procedures, but it is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws. If any such actions are instituted against us, even if we are successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business. Violations of such laws subject us to numerous penalties, including, but not limited to, the imposition of civil, criminal and administrative penalties, damages, monetary fines, disgorgement, individual imprisonment, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

We or the third parties upon whom we depend may be adversely affected by earthquakes, wildfires or other natural disasters, and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Our corporate headquarters are located in the San Diego area, which in the past has experienced severe earthquakes. We do not carry earthquake insurance. The San Diego area has also experienced serious wildfires. If a natural disaster or other event occurred that prevented us from using all or a significant portion of our headquarters, that damaged critical infrastructure, such as product development and research efforts for our current product candidates and finance records, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible for us to continue our business for a substantial period of time. The disaster recovery and business continuity plans we have in place currently are limited and may not be adequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which, particularly when taken together with our lack of earthquake insurance, could have a material adverse effect on our business.

Furthermore, integral parties in our supply chain are geographically concentrated and operating from single sites, increasing their vulnerability to natural disasters or other sudden, unforeseen and severe adverse events. If such an event were to affect our supply chain, it could have a material adverse effect on our business.

Unfavorable global economic conditions could adversely affect our business, financial condition or results of operations.

Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. A severe or prolonged economic downturn, such as the most recent global financial crisis which caused extreme volatility and disruptions in the capital and credit markets, could result in a variety of risks to our business and our ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain our suppliers, possibly resulting in supply disruption, or cause our customers and third-party payors to delay making payments for our services.

Any of the foregoing could harm our business, and we cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business.

Risks Related to Our Intellectual Property

If our efforts to protect the intellectual property related to our product candidates are not adequate, we may not be able to compete effectively in our market.

We rely upon a combination of patents, trade secret protection and confidentiality agreements to protect the intellectual property related to our product candidates and technology. Any disclosure to or misappropriation by third parties of our confidential proprietary information could enable competitors to quickly duplicate or surpass our technological achievements, eroding our competitive position in the market.

The patent application process, also known as patent prosecution, is expensive and time-consuming, and we and our current or future licensors and licensees may not be able to prepare, file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we or our current licensors, or any future licensors or licensees, will fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. Therefore, it is possible that certain patentable aspects of our inventions may not be protected in a manner consistent with the best interests of our business. Defects of form in the preparation or filing of our patents or patent applications may exist, or may arise in the future, for example with respect to proper priority claims, inventorship, etc., although we are unaware of any such defects that we believe are of material import. If there are material defects in the form or preparation of our patents or patent applications, such patents or applications may be invalid and unenforceable. If we or our current licensors, or any future licensors or licensees, fail to file patent applications, or maintain, enforce or protect our patents, such patent rights may be reduced or eliminated. If our current licensors, or any future licensors or licensees, are not fully cooperative or disagree with us as to the prosecution, maintenance or enforcement of any patent rights, such patent rights could be compromised. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business.

The strength of patents in the pharmaceutical field involves complex legal and scientific questions and can be uncertain. This uncertainty includes changes to the patent laws through either legislative action to change statutory patent law or court action that may reinterpret existing law or rules in ways affecting the scope or validity of issued patents. The patent applications that we own or in-license may fail to result in issued patents in the United States or foreign countries with claims that cover our product candidates. Even if patents do successfully issue from the patent applications that we own or in-license, third parties may challenge the validity, enforceability or scope of such patents, which may result in such patents being narrowed, invalidated or held unenforceable. For example, patents granted by the European Patent Office may be challenged, also known as opposed, by any person within nine months from the publication of their grant. Any successful challenge to our patents could deprive us of exclusive rights necessary for the successful commercialization of our product candidates. Furthermore, even if they are unchallenged, our patents may not adequately protect our product candidates, provide exclusivity for our product candidates, or prevent others from designing around our patents. If the breadth or strength of protection provided by the patents we hold or pursue with respect to our product candidates is challenged, it could dissuade companies from collaborating with us to develop, or threaten our ability to commercialize our product candidates.

Patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after its effective filing date. Various extensions may be available; however the life of a patent, and the protection it affords, is limited. Without patent protection for our product candidates, we may be open to competition from generic versions of our product candidates. Further, if we encounter delays in our development efforts, including our clinical trials, the period of time during which we could market our product candidates under patent protection would be reduced.

Most of our patents and patent applications are entitled to effective filing dates prior to March 16, 2013. For U.S. patent applications for which patent claims are entitled to a priority date before March 16, 2013, an interference proceeding can be provoked by a third party, for example a competitor, or instituted by the U.S. Patent and

Trademark Office (USPTO) to determine who was the first to invent any of the subject matter covered by those patent claims. An unfavorable outcome could require us either to cease using the related technology or to attempt to license rights from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our participation in an interference proceeding may fail and, even if successful, may result in substantial costs and distract our management.

In addition to the protection afforded by patents, we also rely on trade secret protection to protect proprietary know-how that may not be patentable or that we elect not to patent, processes for which patents may be difficult to obtain or enforce, and any other elements of our product candidates, and our product development processes (such as manufacturing and formulation technologies) that involve proprietary know-how, information or technology that is not covered by patents. However, trade secrets can be difficult to protect. If the steps taken to maintain our trade secrets are deemed inadequate, we may have insufficient recourse against third parties for misappropriating any trade secrets. Misappropriation or unauthorized disclosure of our trade secrets could significantly affect our competitive position and may have a material adverse effect on our business. Furthermore, trade secret protection does not prevent competitors from independently developing substantially equivalent information and techniques, and we cannot guarantee that our competitors will not independently develop substantially equivalent information and techniques. The FDA, as part of its Transparency Initiative, is currently considering whether to make additional information publicly available on a routine basis, including information that we may consider to be trade secrets or other proprietary information, and it is not clear at the present time how the FDA’s disclosure policies may change in the future, if at all.

In an effort to protect our trade secrets and other confidential information, we require our employees, consultants, advisers, and any other third parties that have access to our proprietary know-how, information or technology, for example, third parties involved in the formulation and manufacture of our product candidates, and third parties involved in our clinical trials, to execute confidentiality agreements upon the commencement of their relationships with us. These agreements require that all confidential information developed by such employees, consultants, advisers, etc., or made known to them by us during the course of our relationship with them be kept confidential and not disclosed to third parties. However, we cannot be certain that our trade secrets and other confidential proprietary information will not be disclosed despite having such confidentiality agreements. Adequate remedies may not exist in the event of unauthorized use or disclosure of our trade secrets. In addition, in some situations, these confidentiality agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants, or advisers have previous employment or consulting relationships. To the extent that our employees, consultants or advisers use any intellectual property owned by third parties in their work for us, disputes may arise as to the rights in any related or resulting know-how and inventions. If we are unable to prevent unauthorized material disclosure of our trade secrets to third parties, we may not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, operating results and financial condition.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our products.

As is the case with other pharmaceutical companies, our success is heavily dependent on intellectual property, particularly on obtaining and enforcing patents. Obtaining and enforcing patents in the pharmaceutical industry involves both technological and legal complexity, and therefore is costly, time-consuming and inherently uncertain. In addition, the United States has recently enacted and is currently implementing wide-ranging patent reform legislation. Further, recent U.S. Supreme Court rulings have either narrowed the scope of patent protection available in certain circumstances or weakened the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained.

For our U.S. patent and patent applications containing a claim not entitled to priority before March 16, 2013, there is a greater level of uncertainty in the patent law. In September 2011, the Leahy-Smith America Invents

Act, or the American Invents Act (AIA), was signed into law. The AIA includes a number of significant changes to U.S. patent law, including provisions that affect the way patent applications will be prosecuted and may also affect patent litigation. It is not clear what other, if any, impact the AIA will have on the operation of our business. Moreover, the AIA and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business and financial condition.

An important change introduced by the AIA is that, as of March 16, 2013, the United States transitioned to a “first-to-file” system for deciding which party should be granted a patent when two or more patent applications are filed by different parties claiming the same invention. A third party that files a patent application in the USPTO after March 16, 2013 but before us could therefore be awarded a patent covering an invention of ours even if we had made the invention before it was made by the third party. This will require us to be cognizant going forward of the time from invention to filing of a patent application. Furthermore, our ability to obtain and maintain valid and enforceable patents depends on whether the differences between our technology and the prior art allow our technology to be patentable over the prior art. Since patent applications in the United States and most other countries are confidential for a period of time after filing, we cannot be certain that we were the first to either (i) file any patent application related to our product candidates or (ii) invent any of the inventions claimed in our patents or patent applications.

Among some of the other changes introduced by the AIA are changes that limit where a patentee may file a patent infringement suit and provided opportunities for third parties to challenge any issued patent in the USPTO. This applies to all of our U.S. patents, even those issued before March 16, 2013. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal court necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party in a district court action.

Depending on decisions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and any patents that we might obtain in the future.

Obtaining and maintaining our patent protection depends on compliance with various procedural, documentary, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for noncompliance with these requirements.

The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent prosecution process. Periodic maintenance fees and various other governmental fees on any issued patent and/or pending patent applications are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of a patent or patent application. We have systems in place to remind us to pay these fees, and we employ an outside firm and rely on our outside counsel to pay these fees. While an inadvertent lapse may sometimes be cured by payment of a late fee or by other means in accordance with the applicable rules, there are many situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If we fail to maintain the patents and patent applications directed to our product candidates, our competitors might be able to enter the market earlier than should otherwise have been the case, which would have a material adverse effect on our business.

We may not be able to protect our intellectual property rights throughout the world.

Filing and prosecuting patent applications, and defending patents on our product candidates in all countries throughout the world would be prohibitively expensive. The requirements for patentability may differ in certain countries, particularly developing countries. For example, China has a heightened requirement for patentability, and specifically requires a detailed description of medical uses of a claimed drug. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, but enforcement on infringing activities is inadequate. These products may compete with our products, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to pharmaceuticals, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally in those countries. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. In addition, certain countries in Europe and certain other countries, including India and China, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In those countries, we may have limited remedies if our patents are infringed or if we are compelled to grant a license to our patents to a third party, which could materially diminish the value of those patents. This could limit our potential revenue opportunities. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we own or license. Finally, our ability to protect and enforce our intellectual property rights may be adversely affected by unforeseen changes in foreign intellectual property laws.

Third-party claims alleging intellectual property infringement may adversely affect our business.

Our commercial success depends in part on our avoiding infringement of the patents and proprietary rights of third parties, for example, patents and proprietary rights of competitors. Our research, development and commercialization activities may be subject to claims that we infringe or otherwise violate patents owned or controlled by third parties, including our competitors. There are also patent applications, owned by third parties including competitors, that have been filed but not issued that, if issued as patents, may be asserted against us. Numerous U.S. and foreign issued patents and pending patent applications, exist in the otic fields in which we are developing our product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our activities related to our product candidates may give rise to claims of infringement of the patent rights of third parties. We cannot assure you that our product candidates will not infringe existing or future patents owned by third parties. We may not be aware of patents that have already issued and that a third party, for example a competitor in the otic market, might assert are infringed by our product candidates. It is also possible that patents owned by third parties of which we are aware, but which we do not believe are relevant to our product candidates, could be found to be infringed by our product candidates.

Third parties making claims against us for infringement or misappropriation of their intellectual property rights may seek and obtain injunctive or other equitable relief, which could effectively block our ability to further develop our product candidates and commercialize our product candidates, if approved. Further, if a patent infringement suit were brought against us, we could be forced to stop or delay research, development, manufacturing or sales of the product candidate that is the subject of the suit. Regardless of the merits of any third-party claims, our defense against such claims, or other related actions we may take, could cause us to incur substantial expenses, and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us by a third party, we may have to (i) pay substantial damages, including treble damages and attorneys’ fees if we are found to have willfully infringed the third party’s patents; (ii) obtain one or more licenses from the third party; (iii) pay royalties to the third party; and/or (iv) redesign any infringing products. Redesigning any infringing products may be impossible or require substantial time and monetary expenditure. Further, we cannot predict whether any required license would be available at all or whether it would be available on commercially reasonable terms. In the event that we could not obtain a license, we may be unable to further develop our product candidates and commercialize our product candidates, if approved, which could harm our business significantly. Even if we are able to obtain a license, the license would likely obligate us to pay license fees or royalties or both, and the rights granted to us might be nonexclusive, which could result in our competitors gaining access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we are unable to enter into licenses on acceptable terms.

Engaging in litigation is very expensive, particularly for a company of our size, and time-consuming. Some of our competitors may be able to sustain the costs of litigation or administrative proceedings more effectively than we can because of greater financial resources. Patent litigation and other proceedings may also absorb significant management time. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could impair our ability to compete in the marketplace. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition or results of operations.

We may become involved in lawsuits to protect or enforce our patents or other intellectual property or the patents of our licensors, which could be expensive and time consuming.

Third parties may infringe or misappropriate our intellectual property, including our existing patents, patents that may issue to us in the future, or the patents of our licensors to which we have a license. As a result, we may be required to file infringement claims to stop third-party infringement or unauthorized use. Further, we may not be able to prevent, alone or with our licensors, misappropriation of our intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States.

Generic drug manufacturers may develop, seek approval for, and launch generic versions of our products. If we file an infringement action against such a generic drug manufacturer, that company may challenge the scope, validity or enforceability of our or our licensors’ patents, requiring us and/or our licensors to engage in complex, lengthy and costly litigation or other proceedings. For example, if we or one of our licensors initiated legal proceedings against a third party to enforce a patent covering our product candidates, the defendant could counterclaim that the patent covering our product candidates is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace, and there are numerous grounds upon which a third party can assert invalidity or unenforceability of a patent.

In addition, within and outside of the United States, there has been a substantial amount of litigation and administrative proceedings, including interference and reexamination proceedings before the USPTO or oppositions and other comparable proceedings in various foreign jurisdictions, regarding patent and other intellectual property rights in the pharmaceutical industry. Recently, the AIA introduced new procedures including inter partes review and post grant review. The implementation of these procedures brings uncertainty to the possibility of challenges to our patents in the future, including challenges to those patents perceived by our competitors as blocking entry into the market for their products, and the outcome of such challenges.

Such litigation and administrative proceedings could result in revocation of our patents or amendment of our patents such that they do not cover our product candidates. They may also put our pending patent applications at risk of not issuing, or issuing with limited and potentially inadequate scope to cover our product candidates. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. Additionally, it is also possible that prior art of which we are aware, but which we do not believe affects the validity or enforceability of a claim, may, nonetheless, ultimately be found by a court of law or an administrative panel to affect the validity or enforceability of a claim, for example if a priority claim is found to be improper. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our product candidates. Such a loss of patent protection could have a material adverse impact on our business.

Enforcing our or our licensor’s intellectual property rights through litigation is very expensive, particularly for a company of our size, and time-consuming. Some of our competitors may be able to sustain the costs of litigation more effectively than we can because of greater financial resources. Patent litigation and other proceedings may also absorb significant management time. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could impair our ability to compete in the marketplace. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition or results of operations.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or administrative proceedings, there is a risk that some of our confidential information could be compromised by disclosure. In addition, during the course of litigation or administrative proceedings, there could be public announcements of the results of hearings, motions or other interim proceedings or developments or public access to related documents. If investors perceive these results to be negative, the market price for our common stock could be significantly harmed.

Although it is not expected to be relevant to OTIPRIO or any of our product candidates, on April 17, 2015, we filed a request for interference between one of our U.S. pending applications and a U.S. pending application controlled by Auris Medical Holding AG (Auris). On July 20, 2015, we received notice from the USPTO that the Patent Trial and Appeal Board (PTAB) declared an interference between our pending application and the Auris patent (issued as U.S. Patent No. 9,066,865 on June 30, 2015). On January 26, 2017, the PTAB determined that all of Otonomy’s patent claims and all but one of the Auris’ patent claims are not patentable. In addition, the PTAB determined that the written description supporting Auris’ single claim is as of Auris’ filing date of 2014 rather than the 2005 date argued by Auris. This interference decision does not involve issued U.S. patents covering OTIPRIO or our product candidates. We filed a Notice of Appeal on March 27, 2017, in which we asked the Federal Circuit to reverse PTAB’s decision that our claims are not patentable and that Auris’s single claim is. On April 5, 2017, Auris filed Notice of Cross-Appeal to ask the Federal Circuit to reverse PTAB’s decision that Auris’s other claims are not patentable. The appeal proceedings are ongoing. We continue to monitor patent applications filed and being prosecuted by Auris, in case we may need to consider similar or other actions.

If we fail to comply with our obligations in any of the agreements under which we license intellectual property rights from third parties or otherwise experience disruptions to our business relationships with our licensors, we could lose license rights that are important to our business.

We are a party to a number of license agreements under which we are granted intellectual property rights that are crucial to our business. A significant portion of our patent portfolio for our product candidates was co-developed and is co-owned with UC which licensed its rights to us through an exclusive worldwide license agreement. Under our existing license agreement with UC, we are subject to various obligations, including development and commercialization diligence obligations, and patent prosecution and maintenance obligations, as well as financial obligations such as potential development milestone payments, sublicensing income payments, and royalty payments. If we fail to comply with any of these obligations or otherwise breach other terms of our license agreement, and fail to cure such breach, UC may have the right to terminate the license or, in the instance where we fail to meet our diligence obligations, UC may instead elect to change our exclusive license to a non-exclusive license. The loss of the license from UC would affect a significant portion of the patent portfolio for OTIVIDEX and OTO-311. While we could still proceed with development and, if approved, commercialization of OTIVIDEX and OTO-311 as co-owner of the licensed patents, third parties, such as our competitors, could enter into the market by obtaining a license from UC under UC’s rights to such patents.

In addition, a portion of our patent portfolio for our OTO-311 product candidate is exclusively in-licensed from DURECT Corporation (Durect), which license includes a sublicense to patents jointly owned by Durect and the Institut National de la Sante et de la Recherche Medicale (INSERM). Under our existing license agreement with Durect, we are subject to various obligations, including development and commercialization diligence obligations and pre-commercial launch progress reporting obligations, as well as financial obligations such as potential development milestone payments, sublicensing income payments, and royalty payments to both Durect and INSERM. If we fail to comply with the diligence obligations or otherwise materially breach our license agreement, and fail to remedy such failure or cure such breach, Durect may have the right to terminate the license or, in the instance of our failure to meet the diligence obligations, Durect may instead elect to convert our exclusive license to a non-exclusive license. In particular, the loss of the license from Durect would affect a portion of the patent portfolio for OTO-311, which would adversely affect our ability to proceed with any development or potential commercialization of OTO-311, and could subject us to claims of patent infringement by Durect if OTO-311 is covered by the licensed patents.

Licensing of intellectual property rights is of critical importance to our business and involves complex legal, business and scientific issues. Disputes may arise between us and our licensors regarding intellectual property rights subject to a license agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	our right to sublicense intellectual property rights to third parties under collaborative development relationships; and

•	our diligence obligations with respect to the use of the licensed technology in relation to our development and commercialization of our product candidates, and what activities satisfy those diligence obligations.

While we would expect to exercise all rights and remedies available to us, including seeking to cure any breach by us, and otherwise seek to preserve our rights under the patents licensed to us, we may not be able to do so in a timely manner, at an acceptable cost or at all. Generally, the loss of any one of our current licenses, or any other license we may acquire in the future, could materially harm our business, prospects, financial condition and results of operations.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties.

We have received confidential and proprietary information from third parties. In addition, we employ individuals, consultants and independent contractors who were previously employed at other biotechnology or pharmaceutical companies. We may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise improperly used or disclosed confidential information of these third parties or their former employers. Further, we may be subject to ownership disputes in the future arising, for example, from conflicting obligations of consultants, independent contractors or others who are involved in developing our product candidates. We may also be subject to claims that former employees, consultants, independent contractors, collaborators or other third parties have an ownership interest in our patents or other intellectual property. Litigation may be necessary to defend against these and other claims challenging our right to and use of confidential and proprietary information. If we fail in defending any such claims, in addition to paying monetary damages, we may lose our rights therein. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against these claims, litigation could result in substantial cost and be a distraction to our management and employees.

Risks Related to Government Regulation

Our business and products are subject to extensive government regulation.

We are subject to extensive, complex, costly and evolving regulation by federal and state governmental authorities in the United States, principally by the FDA, the U.S. Drug Enforcement Administration (DEA), the

Centers for Disease Control and Prevention (CDC), the U.S. Department of Health and Human Services, and its various agencies, and also from state and foreign regulatory authorities. Failure to comply with all applicable regulatory requirements, including those promulgated under the Federal Food, Drug, and Cosmetic Act (FFDCA), the Public Health Service Act, and the Controlled Substances Act, among others, may subject us to operating restrictions and criminal prosecution, monetary penalties and other disciplinary actions, including, sanctions, warning letters, product seizures, recalls, fines, injunctions, suspension, revocation of approvals, disgorgement, contractual damages, and/or exclusion from future participation in the Medicare and Medicaid programs. After our products receive regulatory approval or clearance, we, and our direct and indirect suppliers, remain subject to the periodic inspection of our plants and facilities, review of production processes, and testing of our products to confirm that we are in compliance with all applicable regulations. Adverse findings during regulatory inspections may result in the implementation of Risk Evaluation and Mitigation Strategies (REMS), programs, completion of government mandated clinical trials, and government enforcement action relating to labeling, advertising, marketing and promotion, as well as regulations governing cGMPs.

The regulatory approval process is highly uncertain and we may not obtain regulatory approval for OTIVIDEX, OTO-311 or any future product candidates.

The research, testing, manufacturing, labeling, approval, selling, import, export, marketing and distribution of drug products are subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries, which regulations differ from country to country. We are not permitted to market our product candidates in the United States until we receive approval of an NDA from the FDA. Obtaining regulatory approval of a product can be a lengthy, expensive and uncertain process. In addition, failure to comply with FDA and other applicable United States and foreign regulatory requirements may subject us to administrative or judicially imposed sanctions or other actions, including:

•	warning letters and adverse publicity;

•	civil and criminal penalties;

•	injunctions;

•	withdrawal of approved products;

•	product seizure or detention;

•	product recalls;

•	total or partial suspension of production; and

•	refusal to approve pending NDAs or supplements to approved NDAs.

Prior to obtaining approval to commercialize a product candidate in the United States or abroad, we must demonstrate with substantial evidence from well-controlled nonclinical studies and clinical trials, and to the satisfaction of the FDA or other foreign regulatory agencies, that such product candidates are safe and effective for their intended uses. Results from nonclinical studies and clinical trials can be interpreted in different ways, and insufficient or adverse results from nonclinical studies can affect the ability to conduct clinical trials. For example, following completion of a Phase 1b clinical trial, the OTIVIDEX program was put on Full Clinical Hold due to adverse findings in a nonclinical study evaluating the safety of repeated doses of OTIVIDEX. OTIVIDEX was subsequently removed from Full Clinical Hold in July 2013, allowing for initiation of the Phase 2b single-dose clinical trial, and placed on Partial Clinical Hold prohibiting the initiation of multiple-dose clinical trials in the United States pending the submission and review of additional nonclinical data. We submitted additional nonclinical data to the FDA and OTIVIDEX was removed from Partial Clinical Hold in June 2014. As a result of OTIVIDEX being placed on Full Clinical Hold, OTIPRIO was also placed on Full Clinical Hold. The OTIPRIO Full Clinical Hold was removed in November 2012. We cannot assure you that our product candidates will not be subject to new clinical holds in the future.

Even if we believe the nonclinical or clinical data for our product candidates are promising, such data may not be sufficient to support approval by the FDA and other regulatory authorities. Administering product candidates to humans may produce undesirable side effects, which could interrupt, delay or halt clinical trials and result in the FDA or other regulatory authorities denying approval of a product candidate for any or all targeted indications.

Regulatory approval is not guaranteed, and the approval process is expensive and may take several years. The FDA also has substantial discretion in the approval process. Despite the time and expense expended, failure can occur at any stage, and we could encounter problems that cause us to abandon or repeat clinical trials, or perform additional nonclinical studies and clinical trials. The number of nonclinical studies and clinical trials that will be required for FDA approval varies depending on the product candidate, the disease or condition that the product candidate is designed to address and the regulations applicable to any particular product candidate. The FDA can delay, limit or deny approval of a product candidate for many reasons, including the following:

•	a product candidate may not be deemed safe, effective, pure or potent;

•	FDA officials may not find the data from nonclinical studies and clinical trials sufficient;

•	the FDA might not accept or approve our third-party manufacturers’ processes or facilities; or

•	the FDA may change its approval policies or adopt new regulations.

If OTIVIDEX, OTO-311 or any future product candidates fail to demonstrate safety and efficacy in clinical trials or do not gain approval, our business and results of operations will be materially and adversely harmed.

For OTIPRIO, and if we receive regulatory approval for our other product candidates, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense, or the limiting or withdrawal of regulatory approval, and subject us to penalties if we fail to comply with applicable regulatory requirements.

If and when regulatory approval has been granted, our product candidates or any approved product will be subject to continual regulatory review by the FDA and/or non-U.S. regulatory authorities. Additionally, OTIPRIO and any product candidates, if approved, will be subject to extensive and ongoing regulatory requirements, including labeling and other restrictions and market withdrawal, and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our products. Any regulatory approvals that we receive for our product candidates may also be subject to limitations on the approved indications for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials, and surveillance to monitor the safety and efficacy of the product. In addition, for OTIPRIO, and if the applicable regulatory agency approves our product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion and recordkeeping for the product will be subject to extensive and ongoing regulatory requirements. These requirements include prompt submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMP and GCP for any clinical trials that we conduct post-approval. Later discovery of previously unknown problems with OTIPRIO or our product candidates, including adverse events of unanticipated severity or frequency, or problems with our third-party manufacturers’ processes, or failure to comply with regulatory requirements, may result in, among other things:

•	restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;

•	fines, warning letters or holds on clinical trials;

•	refusal by the FDA to approve pending applications or supplements to approved applications filed by us, or suspension or revocation of product approvals;

•	product seizure or detention, or refusal to permit the import or export of products; and

•	injunctions or the imposition of civil or criminal penalties.

Our ongoing regulatory requirements may also change from time to time, potentially harming or making costlier our commercialization efforts. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or other countries. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability, which would adversely affect our business.

Our relationships with healthcare professionals, clinical investigators, CROs and third party payors in connection with our current and future business activities may be subject to federal and state healthcare fraud and abuse laws, false claims laws, transparency laws, government price reporting, and health information privacy and security laws. If we are unable to comply, or have not fully complied, with such laws, we could face penalties.

We are subject to various U.S. federal and state health care laws, including those intended to prevent healthcare fraud and abuse.

The federal Anti-Kickback Statute prohibits, among other things, persons or entities from knowingly and willfully soliciting, offering, receiving or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, lease, order or recommendation of, any good, facility, item or service, for which payment may be made, in whole or in part, under a federal healthcare program such as Medicare, and Medicaid Remuneration has been broadly defined to include anything of value, including, but not limited to, cash, improper discounts, and free or reduced price items and services. Many states have similar laws that apply to their state health care programs as well as private payors.

Federal false claims laws, including the federal False Claims Act (FCA), and civil monetary penalties law impose penalties against individuals or entities for, among other things, knowingly presenting, or causing to be presented, to the federal government, claims for payment or approval that are false or fraudulent or making a false record or statement to avoid, decrease or conceal an obligation to pay money to the federal government. The FCA has been used to, among other things, prosecute persons and entities submitting claims for payment that are inaccurate or fraudulent, that are for services not provided as claimed, or for services that are not medically necessary. The FCA includes a whistleblower provision that allows individuals to bring actions on behalf of the federal government and share a portion of the recovery of successful claims. Many states also have similar laws that apply to their state health care programs as well as private payors.

Additionally, state and federal authorities have aggressively targeted medical technology companies for, among other things, alleged violations of these anti-fraud statutes, based on, for example, improper research or consulting contracts with doctors, certain marketing arrangements that rely on volume-based pricing, off-label marketing schemes, and other improper promotional practices.

The federal Health Insurance Portability and Accountability Act of 1996 (HIPAA), among other things, imposes criminal liability for knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services.

Additionally, HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (HITECH Act), and their implementing regulations, also imposes certain obligations, including mandatory contractual terms, on certain types of people and entities, with respect to safeguarding the privacy, security and transmission of individually identifiable health information without proper written authorization.

With the approval of OTIPRIO, our operations are subject to the federal transparency requirements under the Affordable Care Act, which requires certain manufacturers of drugs, devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program, with specific exceptions, to annually report to CMS information related to payments and other transfers of value provided to physicians and teaching hospitals and certain ownership and investment interests held by physicians and their immediate family members.

If any of our business activities, including but not limited to our relationships with healthcare providers or payors, violate any of the aforementioned laws, we may be subject to administrative, civil and/or criminal penalties, damages, monetary fines, disgorgement, individual imprisonment, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings and curtailment or restructuring of our operations.

In addition, the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. We cannot assure you that our internal control policies and procedures will protect us from reckless or negligent acts committed by our employees, future distributors, partners, collaborators or agents. Violations of these laws, or allegations of such violations, could result in fines, penalties or prosecution and have a negative impact on our business, results of operations and reputation.

Legislative or regulatory healthcare reforms in the United States or abroad may make it more difficult and costly for us to obtain regulatory clearance or approval of our product candidates or any future product candidates and to produce, market, and distribute our products after clearance or approval is obtained.

From time to time, legislation is drafted and introduced in Congress in the United States or by governments in foreign jurisdictions that could significantly change the statutory provisions governing the regulatory clearance or approval, manufacture, and marketing of regulated products or the reimbursement thereof. In addition, FDA or foreign regulatory agency regulations and guidance are often revised or reinterpreted by the FDA or the applicable foreign regulatory agency in ways that may significantly affect our business and our product candidates. Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of our product candidates or any future product candidates. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business in the future. Such changes could, among other things, require:

•	changes to manufacturing methods;

•	recall, replacement, or discontinuance of one or more of our products; and

•	additional recordkeeping.

Each of these would likely entail substantial time and cost and could materially harm our business and our financial results. In addition, delays in receipt of or failure to receive regulatory clearances or approvals for any future products would harm our business, financial condition, and results of operations.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties.

We maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials or other work-related injuries with policy limits that we believe are customary for similarly situated companies and adequate to provide us with coverage for foreseeable risks. Although we maintain such insurance, this insurance may not provide adequate coverage against potential liabilities. In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

We are subject to U.S. and certain foreign export and import controls, sanctions, embargoes, anti-corruption laws, and anti-money laundering laws and regulations. Compliance with these legal standards could impair our ability to compete in domestic and international markets. We can face criminal liability and other serious consequences for violations which can harm our business.

We are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, the UK Bribery Act 2010, and other state and national anti-bribery and anti-money laundering laws in the countries in which we conduct activities. U.S. economic sanctions and export control laws and regulations prohibit the shipment of certain products and services to countries, governments, and persons targeted by U.S. sanctions. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors, and other partners from authorizing, promising, offering, or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector.

We may engage third parties for clinical trials outside of the United States, to sell our products abroad once we enter a commercialization phase, and/or to obtain necessary permits, licenses, patent registrations, and other regulatory approvals. We also have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities, and other organizations. We can be held liable for any unauthorized exports and reexports of our products and for the corrupt or other illegal activities of our employees, agents, contractors, and other partners, even if we do not explicitly authorize or have actual knowledge of such activities. Any violation of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences.

Risks Related to Ownership of Our Common Stock

The market price of our common stock has been and may continue to be volatile, and you could lose all or part of your investment.

Our stock is currently traded on The Nasdaq Global Select Market, but we can provide no assurance that we will be able to maintain an active trading market on The Nasdaq Global Select Market or any other exchange in the future. Moreover, the trading price of our common stock may fluctuate substantially.

The stock market in general and the market for pharmaceutical companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The market price of our common stock following our initial public offering has been and is likely to continue to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control, including:

•	regulatory or legal developments;

•	results from or delays in clinical trials of our product candidates or product candidates of companies that are perceived to be similar to us;

•	announcements of regulatory approval or disapproval of our product candidates;

•	commercialization of our products;

•	FDA or other regulatory actions affecting us or our industry;

•	introductions and announcements of new products by us, any commercialization partners or our competitors, and the timing of these introductions and announcements;

•	our financial results or those of companies that are perceived to be similar to us;

•	changes in the structure of healthcare payment systems;

•	announcements by us or our competitors of significant acquisitions, licenses, strategic partnerships, joint ventures or capital commitments;

•	market conditions in the pharmaceutical and biopharmaceutical sectors and issuance of securities analysts’ reports or recommendations;

•	actual or anticipated quarterly variations in our results of operations or those of our competitors;

•	changes in financial estimates or guidance, including our ability to meet our revenue, operating profit or loss and cash balance estimates or guidance;

•	sales of substantial amounts of our stock by insiders and large stockholders, or the expectation that such sales might occur;

•	general economic, industry and market conditions;

•	additions or departures of key personnel;

•	intellectual property, product liability or other litigation against us;

•	expiration or termination of our potential relationships with strategic partners;

•	limited trading volume of our common stock; and

•	the other factors described in this “Risk Factors” section.

If securities or industry analysts do not continue to publish research or publish unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will be influenced in part on the research and reports that equity research analysts publish about us and our business. Although certain equity research analysts currently cover us, we do not have any control of the analysts or the content and opinions included in their reports or whether any such analysts will continue to, or whether new analysts will, cover us for any given period of time. The price of our common stock could decline if one or more equity research analysts downgrade our stock or issue other unfavorable commentary or research. If one or more equity research analyst ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which in turn could cause our stock price or trading volume to decline.

Sales of substantial amounts of our common stock in the public markets, or the perception that such sales might occur, could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. If our stockholders sell, or the market perceives that our stockholders intend to sell, substantial amounts of our common stock in the public market, the market price of our common stock could decline significantly.

As of September 30, 2017, certain holders of approximately 4,212,963 shares of our common stock, including shares issuable upon the exercise of outstanding options, are entitled to certain rights with respect to the registration of their shares under the Securities Act. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares held by our affiliates as defined in Rule 144 under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the market price of our common stock.

If we sell shares of our common stock in future financings, stockholders may experience immediate dilution and, as a result, the market price of our common stock may decline.

We may from time to time issue additional shares of common stock at a discount from the current trading price of our common stock. As a result, our stockholders would experience immediate dilution upon the purchase of any shares of our common stock sold at such discount. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, preferred stock or common stock. In September 2015, our shelf registration statement on Form S-3 (File No. 333-206752) was declared effective by the SEC, pursuant to which we may offer debt securities, preferred stock, common stock and certain other securities from time to time, and in January 2016 we sold 5,750,000 shares of common stock pursuant to such shelf registration statement. If in the future we issue additional shares of common stock or securities convertible into common stock, our common stockholders would experience additional dilution and, as a result, the market price of our common stock may decline.

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws and our indemnification agreements that we have entered into with our directors and officers provide that:

•	We will indemnify our directors and officers for serving us in those capacities, or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	We may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•	We are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•	We are not obligated pursuant to our amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person against us or our other indemnitees, except with respect to proceedings authorized by our board of directors or brought to enforce a right to indemnification.

•	The rights conferred in our amended and restated bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	We may not retroactively amend our amended and restated bylaw provisions to reduce our indemnification obligations to directors, officers, employees and agents.

To the extent that a claim for indemnification is brought by any of our directors or officers, it would reduce the amount of funds available for use in our business.

Concentration of ownership of our common stock among our existing principal stockholders may effectively limit the voting power of other stockholders.

As of September 30, 2017, our executive officers, directors and current beneficial owners of 5% or more of our common stock, in aggregate, beneficially owned approximately 36.6% of our outstanding common stock. Accordingly, these stockholders, acting together, may significantly influence all matters requiring stockholder approval, including the election and removal of directors and any merger or other significant corporate transactions. These stockholders may therefore delay or prevent a change of control, even if such a change of control would benefit our other stockholders. The significant concentration of stock ownership may adversely affect the market price of our common stock due to investors’ perception that conflicts of interest may exist or arise.

Anti-takeover provisions in our corporate charter documents and under Delaware law could make an acquisition of us more difficult, which could discourage takeover attempts and lead to management entrenchment, and the market price of our common stock may be lower as a result.

Certain provisions in our certificate of incorporation and bylaws may make it difficult for a third party to acquire, or attempt to acquire, control of our company, even if a change in control was considered favorable by you and other stockholders. For example, our board of directors has the authority to issue up to 10,000,000 shares of preferred stock. Our board of directors can fix the price, rights, preferences, privileges, and restrictions of the preferred stock without any further vote or action by our stockholders. The issuance of shares of preferred stock may delay or prevent a change in control transaction. As a result, the market price of our common stock and the voting and other rights of our stockholders may be adversely affected. An issuance of shares of preferred stock may result in the loss of voting control to other stockholders.

Our charter documents contain other provisions that could have an anti-takeover effect, including provisions that:

•	establish that our board of directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms;

•	provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum;

•	provide that our directors may only be removed for cause;

•	eliminate cumulative voting in the election of directors;

•	authorize our board of directors to issues shares of preferred stock and determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval;

•	provide our board of directors with the exclusive right to elect a director to fill a vacancy or newly created directorship;

•	permit stockholders to only take actions at a duly called annual or special meeting and not by written consent;

•	prohibit stockholders from calling a special meeting of stockholders;

•	require that stockholders give advance notice to nominate directors or submit proposals for consideration at stockholder meetings;

•	authorize our board of directors, by a majority vote, to amend the bylaws; and

•	require the affirmative vote of at least 66 2/3% or more of the outstanding shares of common stock to amend many of the provisions described above.

In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which limits the ability of stockholders owning in excess of 15% of our outstanding voting stock to merge or combine with us. Finally, our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for our common stock, including transactions that may be in your best interests. These provisions may also prevent changes in our management or limit the price that certain investors are willing to pay for our stock.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our common stock has been and will likely continue to be volatile, and in the past companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

Because we do not anticipate paying any cash dividends on our common stock in the foreseeable future, capital appreciation, if any, will be your sole source of gains.

We have not declared or paid cash dividends on our common stock to date. We currently intend to retain our future earnings, if any, to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Our ability to use our net operating loss carryforwards and certain other tax attributes to offset future taxable income may be subject to certain limitations.

As of December 31, 2016 we had U.S. federal and state net operating loss carryforwards (NOLs) of approximately $179.3 million and $122.3 million, respectively, which expire in various years beginning in 2030, if not utilized. As of December 31, 2016, we had federal and California research and development tax credit carryforwards of approximately $6.7 million and $3.1 million, respectively. The federal research and development tax credit carryforwards expire in various years beginning in 2030, if not utilized. The California research and development credit will carry forward indefinitely. Under Sections 382 and 383 of Internal Revenue Code of 1986, as amended (Code) if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOLs and other pre-change tax attributes, such as research tax credits, to offset its future post-change income and taxes may be limited. In general, an “ownership change” occurs if there is a cumulative change in our ownership by “5% shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. We believe we have experienced certain ownership changes in the past and have reduced our deferred tax assets related to NOLs and research and development tax credit carryforwards accordingly. In the event that it is determined that we have in the past experienced additional ownership changes, or if we experience one or more ownership changes as a result of future transactions in our stock, then we may be further limited in our ability to use our NOLs and other tax assets to reduce taxes owed on the net taxable income that we earn in the event that we attain profitability. Any such limitations on the ability to use our NOLs and other tax assets could adversely impact our business, financial condition and operating results in the event that we attain profitability.

We have incurred and will continue to incur costs as a result of operating as a public company, and our management has been and will continue to be required to devote substantial time to new compliance initiatives and corporate governance practices, including maintaining an effective system of internal control over financial reporting.

As a public company listed in the United States, and increasingly after we are no longer an “emerging growth company,” we have incurred and will continue to incur significant additional legal, accounting and other expenses that we did not incur as a private company. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act and regulations implemented by the SEC, and The NASDAQ Stock Market (NASDAQ) may increase legal and financial compliance costs and make some activities more time consuming. These laws, regulations and standards are subject to varying interpretations and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If notwithstanding our efforts to comply with new laws, regulations and standards, we fail to comply, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

As a public company in the United States, we are required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (Section 404), to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. We need to disclose any material weaknesses identified by our management in our internal control over financial reporting, and when we are no longer an “emerging growth company,” we will need to provide a statement that our independent registered public accounting firm has issued an opinion on our internal control over financial reporting. Our first report on compliance with Section 404 was furnished in connection with our financial statements for the year ended December 31, 2015.

The controls and other procedures are designed to ensure that information required to be disclosed by us in the reports that we file with the SEC, is disclosed accurately and is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. We are in the early stages of conforming our internal control procedures to the requirements of Section 404, and we may not be able to complete our evaluation, testing and any required remediation needed to comply with Section 404 in a timely fashion. Our independent registered public accounting firm was not engaged to perform an audit of our internal control over financial reporting for the year ended December 31, 2016 or for any other period.

Even after we develop these new procedures, these new controls may become inadequate because of changes in conditions or the degree of compliance with these policies or procedures may deteriorate and material weaknesses in our internal control over financial reporting may be discovered. We may err in the design or operation of our controls, and all internal control systems, no matter how well designed and operated, can provide only reasonable assurance that the objectives of the control system are met. Because there are inherent limitations in all control systems, there can be no absolute assurance that all control issues have been or will be detected. If we are unable, or are perceived as unable, to produce reliable financial reports due to internal control deficiencies, investors could lose confidence in our reported financial information and operating results, which could result in a negative market reaction.

To fully comply with Section 404, we will need to retain additional employees to supplement our current finance staff, and we may not be able to do so in a timely manner, or at all. In addition, in the process of evaluating our internal control over financial reporting, we expect that certain of our internal control practices will need to be updated to comply with the requirements of Section 404 and the regulations promulgated thereunder, and we may not be able to do so on a timely basis, or at all. In the event that we are not able to demonstrate compliance with Section 404 in a timely manner, or are unable to produce timely or accurate financial statements, we may be subject to sanctions or investigations by regulatory authorities, such as the SEC or NASDAQ, and investors may lose confidence in our operating results and the price of our common stock could decline. Furthermore, if we are unable to certify that our internal control over financial reporting is effective and in compliance with Section 404, we may be subject to sanctions or investigations by regulatory authorities, such as the SEC or NASDAQ, and we could lose investor confidence in the accuracy and completeness of our financial reports, which could hurt our business, the price of our common stock and our ability to access the capital markets.

We also expect that being a public company will make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors or as members of senior management.

We are an “emerging growth company,” and the reduced disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act enacted in April 2012, as amended, and may remain an “emerging growth company” for up to five years following the completion of our initial public offering, or December 31, 2019, although, if we have more than $1.07 billion in annual revenue, the market value of our common stock that is held by non-affiliates exceeds $700 million as of June 30 of any year, or we issue more than $1.0 billion of non-convertible debt over a three-year period before the end of that five-year period, we would cease to be an “emerging growth company” as of the following December 31. For as long as we remain an “emerging growth company,” we are permitted and intend to continue to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not “emerging growth companies.” These exemptions include:

•	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s discussion and analysis of financial condition and results of operations” disclosure;

•	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

•	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure obligations regarding executive compensation; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have irrevocably elected not to avail ourselves of this exemption and, as a result, we have and will continue to adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies. We cannot predict whether investors will find our common stock less attractive as a result of our reliance on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and the market price of our common stock may be reduced or more volatile.

THE OFFER

1. Eligibility.

You are an “eligible employee” if you are an employee of Otonomy (including an eligible officer) as of the date that the Offer commences, who holds an eligible option and remains an employee of Otonomy through the new option grant date; provided, however, that members of our board of directors, will not be eligible employees. Our executive officers and directors are listed on Schedule A of this Offer to Exchange.

To receive a new option, you must remain employed by us or a successor entity through the new option grant date. For purposes of your eligibility to participate in this Offer, your employment with Otonomy will not be considered to have terminated while you are on a leave of absence that has been approved by Otonomy. If you do not satisfy all of the requirements of an eligible employee, you will keep your current eligible options, and they will be treated in accordance with their existing terms and conditions. If we do not extend the Offer, the new option grant date is expected to be January 19, 2018. Except as provided by any applicable law, your employment with us or any of our subsidiaries will remain “at-will” and can be terminated by you or your employer at any time, with or without cause or notice. In order to continue to vest in your new options, you must remain an employee or other service provider with us or any of our subsidiaries through each relevant vesting date.

2. Participation in exchange; number of shares subject to new options; expiration date.

Subject to the terms and conditions of this Offer, we will accept for exchange eligible options to purchase shares of our common stock, with a per share exercise price greater than $12.00, granted under the 2010 Plan or the 2014 Plan, that are outstanding as of the expiration of the Offer, held by eligible employees, and properly elected to be exchanged (and have not been validly withdrawn) on or before the expiration date. In order to be eligible, options must be outstanding and unexercised as of the expiration date. For example, if a particular option expires after the beginning of the offering period, but before the expiration date, that particular option grant is not eligible for exchange.

Participation in this Offer is completely voluntary. You may pick and choose which of your eligible option grants you wish to exchange. If you hold more than one eligible option grant, you may choose to exchange one or more of such eligible option grants without having to exchange all of your eligible options. However, if you elect to participate in this Offer, you must exchange the entire outstanding and unexercised portion of any particular eligible option grant that you choose to exchange, including any eligible options which are legally, but not beneficially, owned by you. You may not elect to exchange only a portion of any particular eligible option grant (such as the vested portion, or unvested portion, or otherwise). Instead, if you participate in the Offer, you must accept the Offer with respect to all of the shares or our common stock subject to each particular eligible option grant. We are not accepting partial tenders of any option grants. However, you may elect to exchange the remaining portion of any eligible option grant that you have already partially exercised.

For example and except as otherwise described below, if you hold (i) an eligible option grant to purchase 1,000 shares of our common stock, 700 of which you have already exercised, (ii) an eligible option grant to purchase 1,000 shares of our common stock and (iii) an eligible option grant to purchase 2,000 shares of our common stock, you may elect to exchange:

•	The first eligible option grant, covering the entire remaining 300 shares of our common stock,

•	The second eligible option grant, covering 1,000 shares of our common stock,

•	The third eligible option grant, covering 2,000 shares of our common stock,

•	One, two or all three of your three eligible option grants, or

•	None of your eligible option grants.

These are your only choices in the above example. You may not elect, for example, to exchange your first eligible option grant with respect to only 150 shares of our common stock (or any other partial amount) under that eligible option grant or less than all of the shares of our common stock under the second or third eligible option grants.

If you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that eligible option grant, then in order to participate in the Offer with respect to such eligible option grant, you must accept this Offer with respect to the entire remaining outstanding portion of the eligible option grant, including the portion beneficially owned by the other person. As described in the prior paragraph, we are not accepting partial tenders of an eligible option grant, so you may not accept this Offer with respect to a portion of an eligible option grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else. As you are the legal owner of the eligible option, Otonomy will respect an election properly made by you, but will not be responsible to you or the beneficial owner of the eligible option grant for any errors made by you with respect to such eligible option grant.

For example, if you are an eligible employee and you hold an eligible option grant covering 3,000 shares of our common stock that is subject to a domestic relations order, one-third (1/3) of which is beneficially owned by your former spouse (that is, the portion covering 1,000 shares of our common stock), and you have exercised 600 of the remaining 2,000 shares of our common stock subject to the eligible option grant not beneficially owned by your former spouse, then you may elect to exchange the outstanding portion of your eligible option grant covering 2,400 shares of our common stock, including the portion covering the 1,000 shares of our common stock beneficially owned by your former spouse, or you may elect not to participate in the offer at all with respect to this eligible option grant. These are your only choices with respect to this eligible option grant.

New options

Subject to the terms of this Offer and upon our acceptance of your properly tendered options, each exchanged option to purchase one share of our common stock will be cancelled and you will be granted a new option to purchase one share of our common stock, except that for eligible officers, this Offer is not a one-for-one exchange of eligible options for new options.

Example 1. For illustrative purposes only, assume that you are an eligible employee who is not an eligible officer, and that you hold an eligible option grant covering 3,000 shares of our common stock with a per share exercise price of $14.00. If you exchange this eligible option grant under the Offer, then on the new option grant date, you will receive a new option grant covering 3,000 shares of our common stock.

If you are an eligible officer who holds an eligible option grant that is exchanged under the Offer, the eligible option grant surrendered pursuant to the Offer will be cancelled and exchanged for a new option grant covering a lesser number of shares of our common stock than were subject to the corresponding eligible option grant immediately before it was cancelled in the Offer on the basis of an exchange ratio applied to your eligible option grant. The exchange ratio requires that for every one and one half shares of our common stock that are subject to the eligible option grant, the corresponding new option grant will cover one share of our common stock. Any fractional shares resulting from application of the exchange ratio will be rounded down to the nearest whole share.

Example 2. For illustrative purposes only, assume that you are an eligible employee who is an eligible offer, and that you hold an eligible option grant covering 3,500 shares of our common stock with a per share exercise price of $14.00. If you exchange this eligible option grant under the Offer, then on the new option grant date, you will receive a new option grant covering 2,333 shares of our common stock. This is equal to 3,500 shares of our common stock divided by 1.5, the exchange ratio.

Any new options granted to you will be subject to the terms and conditions of our 2014 Plan and a new option agreement to be entered into between you and Otonomy. The 2014 Plan and form of new option agreement under the 2014 Plan are incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov.

The expiration date for this Offer will be 9:00 p.m., Pacific Time, on January 19, 2018, unless we extend the Offer. We may, in our discretion, extend the Offer, in which event “expiration date” will refer to the latest time and date at which the extended Offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate, and amend the Offer.

3. Purpose of the Offer.

We believe that this Offer will foster retention of our valuable employees and better align the interests of our employees with those of our stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentives to our personnel. Many of our outstanding options, whether or not they currently are exercisable, have per share exercise prices that are significantly higher than the current market price for a share of our common stock. These options are commonly referred to as being “underwater.” We believe that granting new options in exchange for eligible options will aid in motivating and retaining the eligible employees participating in the Offer because each new option would have a per share exercise price that reflects a more current price with respect to a share of our common stock. We believe that by restarting the vesting on the new options we would grant in the Offer, we provide for a reasonable and a balanced exchange for underwater options and that the extension of vesting would have a much stronger current impact on retention than do underwater options.

Further, not only do significantly underwater options have little or no retention value, but they also cannot be removed from our pool of equity awards granted until they are exercised, expire or otherwise terminate (for example, when an employee leaves our employment). If we do not conduct this Offer in which underwater stock options with low incentive value may be exchanged for stock options with higher motivation and retentive value, we may find it necessary to issue significant additional stock options or other equity awards to employees above and beyond our ongoing equity grant practices in order to provide renewed incentive value to our employees. We believe structuring the program in this manner is in the best interests of our employees and stockholders, because it can provide incentive to our employees with appropriate stock options, maintain the outstanding stock option overhang, and conserve options for future grants.

Except as otherwise disclosed in this Offer or in our SEC filings, we presently have no plans, proposals or active negotiations that relate to or would result in:

•	Any extraordinary transaction, such as a merger, reorganization or liquidation involving Otonomy;

•	Any purchase, sale or transfer of a material amount of our assets other than the sale of our inventory in the ordinary course of business and the potential divestiture of OTIPRIO;

•	Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	Any change in our present board of directors or management, including without limitation any proposals or change in the number or term of directors or filling any existing board vacancies or any change in any executive officer’s material terms of employment;

•	Any other material change in our corporate structure or business;

•	Our common stock being delisted from Nasdaq or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	The acquisition by any person of a material amount of our securities or the disposition of a material amount of any of our securities; or

•	Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

Neither we nor our board of directors nor executive officers makes any recommendation as to whether you should accept this Offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this Offer and consult your own investment and tax advisers. You must make your own decision about whether to participate in this Offer.

4. Procedures for electing to exchange options.

Proper election to exchange options

Participation in this offer is voluntary. If you are an eligible employee, at the start of the Offer you will have received a launch email from OtonomyExchange@equitybenefits.com on behalf of David A. Weber, Ph.D., President and Chief Executive Officer, dated December 20, 2017, announcing this Offer. If you want to participate in the Offer, you must complete the election process via one of the following methods outlined below on or before the expiration of the Offer, currently expected to be 9:00 p.m., U.S. Pacific Time, on January 19, 2018. If you do not want to participate, then no action is necessary.

Elections via the Offer website

1.	To submit an election via the Offer website, click on the link to the Offer website in the launch email you received from OtonomyExchange@equitybenefits.com on behalf of David A. Weber, Ph.D., President and Chief Executive Officer, dated December 20, 2017, announcing the Offer, or go to the Offer website at https://otonomy.equitybenefits.com. Log in to the Offer website using the login instructions provided to you in the launch email from OtonomyExchange@equitybenefits.com on behalf of David A. Weber, Ph.D., President and Chief Executive Officer, dated December 20, 2017, announcing the offer (or if you previously logged into the Offer website, your updated login credentials).

2.	After logging in to the Offer website, review the information and proceed through to the Make My Election page. You will be provided with personalized information regarding each eligible option you hold, including:

•	the grant date of the eligible option grant;

•	the per share exercise price of the eligible option grant;

•	whether the eligible option grant is an incentive stock option or nonstatutory stock option;

•	the number of vested and unvested shares of our common stock subject to the eligible option grant as of January 19, 2018 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the number of shares of our common stock subject to the new option grant that would be granted in exchange for the eligible option grant; and

•	the vesting schedule of the new option grant.

3.	On the Make My Election page, make your selection next to each of your eligible option grants to indicate which eligible option grants you choose to exchange in the Offer by selecting “Yes” or choose not to exchange in the Offer by selecting “No.”

4.	Proceed through the Offer website by following the instructions provided. Review your selections and confirm that you are satisfied with your selections. After reviewing, acknowledging and agreeing to the terms and conditions stated on the Submit My Election page and in the Offer documents, submit your election. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.

5.	Upon submitting your election, a confirmation statement will be generated by the Offer website. Please print and keep a copy of the confirmation statement for your records. At this point, you will have completed the election process via the Offer website.

Elections via fax

1.	Print and properly complete, sign and date the election form attached to the launch email from OtonomyExchange@equitybenefits.com on behalf of David A. Weber, Ph.D., President and Chief Executive Officer, dated December 20, 2017, announcing the Offer.

2.	You can review the personalized information regarding each eligible option grant you hold that will be provided to you on the Offer website, including:

•	the grant date of the eligible option grant;

•	the per share exercise price of the eligible option grant;

•	whether the eligible option grant is an incentive stock option or nonstatutory stock option;

•	the number of vested and unvested shares of our common stock subject to the eligible option grant as of January 19, 2018 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the number of shares of our common stock subject to the new option grant that would be granted in exchange for the eligible option grant; and

•	the vesting schedule of the new option grant.

This personalized information is available to you on the Offer website at https://otonomy.equitybenefits.com. You can log in to the Offer website using the login instructions provided to you in the launch email from OtonomyExchange@equitybenefits.com on behalf of David A. Weber, Ph.D., President and Chief Executive Officer, dated December 20, 2017, announcing the offer (or if you previously logged into the Offer website, your updated login credentials). If you are unable to access your personalized information regarding each eligible option grant you hold, you may contact Carla Boren, our Vice President of Human Resources, by email at exchange@otonomy.com or by phone at (619) 323-2209.

3.	Fax the properly completed election form to:

Attn: Carla Boren

Otonomy, Inc.

Fax: (408) 979-8707

If you are an eligible officer, you also can review your eligible option grants in the “Breakeven Calculator” in the Offer website, which has been provided to you as a convenience for purposes of making limited mathematical calculations regarding the potential amount that could be received from a new option grant to be granted pursuant to the Offer if you choose to exchange an eligible option grant. The Breakeven Calculator does not take into account all of the factors that you should consider in deciding whether to participate in the Offer. For example, the Breakeven Calculator does not account for vesting. Note that you will be able to profit from a new option grant only if it actually vests. Therefore, even if the Breakeven Calculator shows that the potential profit on a new option grant is greater than for an eligible option grant at the assumed prices you enter, you would be able to profit from a new option grant only if it actually vests. Note further that because of the rounding resulting from fractional shares, the values shown could be higher or lower than the actual result.

We must receive your properly completed and submitted election by the expiration of the Offer, currently expected to be 9:00 p.m., Pacific Time, on January 19, 2018. We prefer that you submit your election electronically via the Offer website. However, if you choose not to use the Offer website or if you want to use the Offer website but you do not have access to the Offer website for any reason, if you are unable to submit your election via the Offer website as a result of technical failures of the Offer website such as the Offer website being unavailable or the Offer website not enabling you to submit your election, you may submit an election form by fax as described above. To obtain a paper election form, please contact Carla Boren, our Vice President of Human Resources, by email at exchange@otonomy.com or by phone at (619) 323-2209.

If you elect to exchange any eligible option grant in this Offer, you must elect to exchange all eligible options subject to that eligible option grant. If you hold more than one eligible option grant, however, you may choose to exchange one or more of such eligible option grants without having to exchange all of your eligible option grants.

We may extend this Offer. If we extend the offering period, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date. Your election to participate becomes irrevocable after 9:00 p.m., Pacific Time, on January 19, 2018, unless the offering period is extended past that time, in which case your election will become irrevocable after the new expiration date. Due to certain requirements under U.S. securities laws, an exception to this rule is that if we have not accepted your properly tendered options by 9:00 p.m., Pacific Time, on February 16, 2018 (which is the 40th U.S. business day following the commencement of the Offer), you may withdraw your options at any time thereafter but prior to our acceptance.

You may change your mind after you have submitted an election and withdraw from the Offer at any time on or before the expiration date, as described in Section 5 below. You may change your mind as many times as you wish, but you will be bound by the properly submitted election we receive last on or before the expiration date. You also may change your mind about which of your eligible option grants you wish to have exchanged. If you wish to include more or fewer eligible option grants in your election, you must complete and submit a new election on or before the expiration date by following the procedures described in Section 5 below. This new election must be properly completed, signed (electronically or otherwise) and dated after any prior elections you have submitted and must list all eligible option grants you wish to exchange. Any prior election will be disregarded. If you wish to withdraw some or all of the eligible option grants you elected for exchange, you may do so at any time on or before the expiration date by following the procedures described in Section 5 below.

Your delivery of all documents regarding the Offer, including elections, is at your risk. If you submit your election via the Offer website, a confirmation statement will be generated by the Offer website at the time that you complete and submit your election. You should print and keep a copy of the confirmation statement for your records. The printed confirmation statement will provide evidence that you submitted your election. If you submit an election form by fax, we intend to confirm the receipt of your election form by email within two U.S. business days of receiving your election form. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. If you do not receive a confirmation, we recommend that you confirm that we have received your election by contacting Carla Boren, our Vice President of Human Resources, by email at exchange@otonomy.com or by phone at (619) 323-2209. Note that if you submit any election within the last two U.S. business days prior to the expiration of the Offer, time constraints may prevent us from providing a confirmation by email prior to the expiration of the Offer. Only responses that are properly completed and actually received by us by the deadline by the Offer website at https://otonomy.equitybenefits.com or by fax at (408) 979-8707 will be accepted. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any option tendered for exchange that we determine is not in the appropriate form or that we determine it is unlawful to accept. Subject to the terms and conditions of this Offer, we will accept all properly tendered eligible option grants promptly after the expiration of this Offer.

Our receipt of your election is not by itself an acceptance of your options for exchange. For purposes of this Offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be January 19, 2018.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects

We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any eligible options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election of any option tendered for exchange that we determine is not in an appropriate form or that we determine is unlawful to accept. We will accept all properly tendered eligible options that are not validly withdrawn, subject to the terms of this Offer. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options in a uniform and nondiscriminatory manner. No tender of options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election and we will not incur any liability for failure to give any such notice. This is a one-time offer. We will strictly enforce the offering period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this Offer. Our acceptance of your options for exchange will constitute a binding agreement between Otonomy and you upon the terms and subject to the conditions of this Offer.

5. Withdrawal rights and change of election.

You may change an election you previously made with respect to some or all of your eligible options, including an election to withdraw all of your eligible options from this Offer, only in accordance with the provisions of this section. You may change your mind after you have submitted an election and withdraw some or all of your elected eligible options from the Offer at any time before the expiration of the Offer, currently expected to be 9:00 p.m., Pacific Time, on January 19, 2018. If we extend the expiration date, you may change or withdraw your election of tendered options at any time until the extended Offer expires. In addition, although we intend to accept all validly tendered eligible options promptly after the expiration of this Offer, due to certain requirements under U.S. securities laws, if we have not accepted your options by 9:00 p.m., Pacific Time, on February 16, 2018 (which is the 40th U.S. business day following the commencement of the Offer), you may withdraw your options at any time thereafter up to such time as Otonomy does accept your properly tendered options.

To change an election you previously made with respect to some or all of your eligible option grants, including an election to withdraw all of your eligible option grants from this Offer, you must deliver a valid new election indicating only the eligible option grants you wish to exchange in the Offer or a valid new election indicating that you reject the Offer with respect to all of your eligible options, by completing the election process via one of the following methods outlined below on or before the expiration of the Offer, currently expected to be 9:00 p.m., Pacific Time, on January 19, 2018.

Proper election changes and withdrawals

Election changes and withdrawals via the Offer website

1.	Log in to the Offer website using your login credentials and via the link provided in the launch email you received from OtonomyExchange@equitybenefits.com on behalf of David A. Weber, Ph.D., President and Chief Executive Officer, dated December 20, 2017, announcing the Offer, or go to the Offer website at https://otonomy.equitybenefits.com.

2.	After logging in to the Offer website, review the information and proceed through to the Make My Election page, where you will find personalized information regarding each eligible option grant you hold, including:

•	the grant date of the eligible option grant;

•	the per share exercise price of the eligible option grant;

•	whether the eligible option grant is an incentive stock option or nonstatutory stock option;

•	the number of vested and unvested shares of our common stock subject to the eligible option grant as of January 19, 2018 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the number of shares of our common stock subject to the new option grant that would be granted in exchange for the eligible option grant; and

•	the vesting schedule of the new option grant.

3.	On the Make My Election page, make your selection next to each of your eligible option grants to indicate which eligible option grants you choose to exchange in the offer by selecting “Yes” or choose not to exchange in the offer by selecting “No.”

4.	Proceed through the Offer website by following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing, acknowledging and agreeing to the terms and conditions stated on the Submit My Election page and in the offer documents, submit your election. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.

5.	Upon submitting your election, a confirmation statement will be generated by the Offer website. Please print and keep a copy of the confirmation statement for your records. At this point, you will have completed the process for changing your previous election or withdrawing from participation in the Offer via the Offer website.

Election changes and withdrawals via fax

1.	Print and properly complete, sign and date the election form attached to the launch email from OtonomyExchange@equitybenefits.com on behalf of David A. Weber, Ph.D., President and Chief Executive Officer, dated December 20, 2017, announcing the Offer.

2.	You can review the personalized information regarding each eligible option grant you hold that will be provided to you on the Offer website, including:

•	the grant date of the eligible option grant;

•	the per share exercise price of the eligible option grant;

•	whether the eligible option grant is an incentive stock option or nonstatutory stock option;

•	the number of vested and unvested shares of our common stock subject to the eligible option grant as of January 19, 2018 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the number of shares of our common stock subject to the new option grant that would be granted in exchange for the eligible option grant; and

•	the vesting schedule of the new option grant.

This personalized information is available to you on the Offer website at https://otonomy.equitybenefits.com. You can log in to the Offer website using the login instructions provided to you in the launch email from OtonomyExchange@equitybenefits.com on behalf of David A. Weber, Ph.D., President and Chief Executive Officer, dated December 20, 2017, announcing the offer (or if you previously logged into the Offer website, your updated login credentials). If you are unable to access your personalized information regarding each eligible option grant you hold, you may contact Carla Boren, our Vice President of Human Resources, by email at exchange@otonomy.com or by phone at (619) 323-2209.

3.	Fax the properly completed election form to:

Attn: Carla Boren

Otonomy, Inc.

Fax: (408) 979-8707

You may change your mind as many times as you wish, but you will be bound by the properly submitted election we receive last on or before the expiration of the Offer, currently expected to be 9:00 p.m., Pacific Time, on January 19, 2018. Any options with respect to which you do not revise your election will be bound to your prior election. We prefer that you submit your election electronically via the Offer website. However, if you choose not to use the Offer website or if you want to use the Offer website but you do not have access to the Offer website for any reason, if you are unable to submit your election via the Offer website as a result of technical failures of the Offer website such as the Offer website being unavailable or the Offer website not enabling you to submit your election, you may submit an election change by fax as described above. To obtain a paper election form, please contact Carla Boren, our Vice President of Human Resources, by email at exchange@otonomy.com or by phone at (619) 323-2209.

If you change your election to withdraw some or all of your eligible option grants, you may elect later to exchange the withdrawn eligible option grants again at any time on or before the expiration of the Offer. All eligible option grants that you withdraw will be deemed not properly tendered for purposes of the Offer, unless you subsequently properly elect to exchange such eligible option grants on or before the expiration of the Offer. To reelect to exchange some or all of your eligible option grants, you must submit a new election form to Otonomy on or before the expiration of the Offer by following the procedures described in Section 4 of this Offer to Exchange. This new election must be properly completed, signed (electronically or otherwise) and dated after your previously submitted election and must list all eligible option grants you wish to exchange. Upon our receipt of your properly completed, signed (electronically or otherwise) and dated election, any prior election will be disregarded in its entirety and will be considered replaced in full by the new election. Each time you make an election on the Otonomy Offer website, please be sure to make an election with respect to each of your eligible option grants.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any election, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of elections. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

Your delivery of all documents regarding the Offer, including elections, is at your risk. If you submit your election via the Offer website, a confirmation statement will be generated by the Offer website at the time that you complete and submit your election. You should print and keep a copy of the confirmation statement for your records. The printed confirmation statement will provide evidence that you submitted your election. If you submit an election form by fax, we intend to confirm the receipt of your election form by email within two U.S. business days of receiving your election form. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. If you do not receive a confirmation, we recommend that you confirm that we have received your election contacting Carla Boren, our Vice President of Human Resources, by email at exchange@otonomy.com or by phone at (619) 323-2209. Note that if you submit any election within the last two U.S. business days prior to the expiration of the Offer, time constraints may prevent us from providing a confirmation by email prior to the expiration of the Offer. Only responses that are properly completed and actually received by us by the deadline by the Offer website at https://otonomy.equitybenefits.com or by fax at (408) 979-8707 will be accepted. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

6. Acceptance of options for exchange and issuance of new options.

Upon the terms and conditions of this Offer and promptly following the expiration of this Offer, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration of this Offer. Once the eligible options are cancelled, you no longer will have any rights with respect to those eligible options. In addition, as discussed in Sections 9 and 14 of this Offer to Exchange, all new options will be nonstatutory stock options for U.S. tax purposes, regardless of whether they are granted in exchange for nonstatutory stock options or incentive stock options in the Offer. Subject to the terms and conditions of this Offer, if your eligible options are properly tendered by you for exchange and accepted by us, these eligible options will be cancelled as of the cancellation date, which we anticipate to be January 19, 2018.

For purposes of the Offer, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the expiration of the Offer and the cancellation date. Promptly following the expiration date and cancellation date, we will give oral or written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, email or other method of communication. Subject to our rights to terminate the Offer, discussed in Section 15 of this Offer to Exchange, we currently expect that we will accept, promptly after the expiration of this Offer, all properly tendered options that are not validly withdrawn.

We will grant the new options on the new option grant date, which is the same calendar day as the cancellation date. We expect the new option grant date to be January 19, 2018. All new options granted to you will be granted under our 2014 Plan and will be subject to a new option agreement between you and Otonomy. The number of new options you will receive in exchange for your eligible options will cover the same number of shares of our common stock as the number of shares subject to the exchanged options, except that any new options granted to eligible officers will cover two-thirds of the number of shares that were subject to the unexercised portion of the exchanged eligible options (with any fractional share rounded down to the nearest whole share). Shortly after the new option grant date, you will receive your new option agreement in the same manner as the Company provides any Otonomy options in the normal course. You should follow the same electronic procedures that ordinarily apply to any Otonomy options granted to you in the normal course. Your new options will become exercisable if and when your new options vest, in accordance with the vesting schedule described in Section 9 of this Offer to Exchange.

Options that we do not accept for exchange will remain outstanding until they are exercised or cancelled or expire by their terms and will retain their current exercise price, current vesting schedule and current term.

7. Conditions of the Offer.

Notwithstanding any other provision of this Offer, we will not be required to accept any options tendered for exchange, and we may terminate the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e 4(f)(5) under the Exchange Act, if at any time on or after the date this Offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•	There will have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the Offer or otherwise relating in any manner, to the Offer;

•	Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the Offer, any of which might restrain, prohibit or delay completion of the Offer or impair the contemplated benefits of the Offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the Offer to us);

•	There will have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over the-counter market in the United States,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average or the Standard & Poor’s 500 Index from the date of commencement of this Offer,

•	the commencement, continuation or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of this Offer, or

•	if any of the situations described above existed at the time of commencement of this Offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this Offer;

•	A tender or exchange offer, other than this Offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been publicly disclosed or we will have learned that:

•	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of this Offer,

•	any such person, entity or group that had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or

•	any new group will have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with this Offer or with such acceptance for exchange of eligible options;

•	There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Offer, other than as contemplated as of the commencement date of this Offer (as described in Section 12 of this Offer to Exchange);

•	Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•	Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the Offer to us); or

•	Any rules or regulations by any governmental authority, the Financial Industry Regulatory Authority, Nasdaq, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to Otonomy that have resulted, or may result in our reasonable judgment, in a material impairment of the contemplated benefits of the Offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the Offer to us).

If any of the above events occur, we may:

•	Terminate this Offer and promptly return all tendered eligible options to tendering holders;

•	Complete and/or extend this Offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended Offer expires;

•	Amend the terms of this Offer; or

•	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this Offer is open, complete this Offer.

The conditions to this Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the Offer. Any such waiver will apply to all eligible employees in a uniform and nondiscretionary manner. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

8. Price range of shares underlying the options.

The Otonomy common stock that underlies your options is traded on Nasdaq under the symbol “OTIC.” The following table shows, for the periods indicated, the high and low sales price per share of our common stock as reported by Nasdaq.

	High	Low
Fiscal Year Ending December 31, 2017
Fourth Quarter (through December 15, 2017)	$6.00	$2.80
Third Quarter	$21.15	$3.15
Second Quarter	$19.25	$11.30
First Quarter	$18.60	$11.70
Fiscal Year Ending December 31, 2016
Fourth Quarter	$19.30	$11.75
Third Quarter	$19.38	$13.46
Second Quarter	$17.60	$10.50
First Quarter	$27.23	$12.17
Fiscal Year Ended December 31, 2015
Fourth Quarter	$31.15	$16.50
Third Quarter	$29.50	$17.00
Second Quarter	$36.69	$20.99
First Quarter	$41.99	$27.55

On December 15, 2017, the last reported closing sales price of our common stock, as reported by Nasdaq, was $5.05 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this Offer.

9. Source and amount of consideration; terms of new options.

Consideration

We will issue new options in exchange for eligible options properly elected to be exchanged by you and accepted by us for such exchange. Subject to the terms and conditions of this Offer, upon our acceptance of your properly tendered eligible options, you will be entitled to receive new options covering the same number of shares of our common stock as the number of shares subject to the exchanged options, except that any new options granted to eligible officers will cover two-thirds of the number of shares that were subject to the unexercised portion of the exchanged eligible options (with any fractional share rounded down to the nearest whole share). New options will be unvested as of the new option grant date and will be subject to a new vesting schedule as described below under “Vesting and Exercisability.”

If we receive and accept tenders from eligible employees of all options eligible to be tendered, subject to the terms and conditions of this Offer, options to purchase approximately 2,414,000 shares would be surrendered and cancelled, while new options covering approximately 1,899,000 shares of our common stock, or approximately 6.3% of the total shares of our common stock outstanding as of December 15, 2017, would be issued.

General terms of new options

All new options to be granted to you will be granted under, and subject to, the terms and conditions of our 2014 Plan and an option agreement between you and Otonomy thereunder. The terms and conditions of the new options will vary from the terms and conditions of the eligible options that you tendered for exchange, but the terms and conditions that will change generally will not substantially and adversely affect your rights. However, the new options have a different exercise price, maximum term, and vesting schedule and, if you are an eligible officer, your new options will cover a lesser number of shares of our common stock than as were subject to your exchanged options based on an exchange ratio. New options will be entirely unvested as of the new option grant date and will be subject to a new vesting schedule based on the remaining vesting period of each of your exchanged options, regardless of whether your exchanged options were wholly or partially vested, as described below under “Vesting and exercisability.”

All new options will be nonstatutory stock options for U.S. tax purposes, regardless of whether they are granted in exchange for nonstatutory stock options or incentive stock options in the Offer. If the eligible option you tender for exchange is a nonstatutory stock option, the new option you receive in its place likewise will be a nonstatutory stock option. If the eligible option you tender for exchange is an incentive stock option, the new option you receive in its place instead will be a nonstatutory stock option.

The following description summarizes the material terms of our 2014 Plan. Our statements in this Offer to Exchange concerning the 2014 Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 2014 Plan, and the form of option agreement for grants made under the 2014 Plan. The 2014 Plan and form of option agreement thereunder are incorporated by reference as exhibits to the Schedule TO with which this Offer has been filed and are available on the SEC website at www.sec.gov. Please contact us at Otonomy, Inc., 4796 Executive Drive, San Diego, California 92121, Attention: Carla Boren (telephone: (619) 323-2209), to receive a copy of the 2014 Plan, and the relevant form of option agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense.

2014 Plan

Our 2014 Plan permits the grant of incentive stock options, nonstatutory stock options, restricted stock, stock appreciation rights, performance units and performance shares to our employees (including eligible officers), directors and consultants. As of December 15, 2017, the maximum number of shares of our common stock subject to options currently outstanding under the 2014 Plan was approximately 4,901,976 shares. As of December 15, 2017, the maximum number of shares of our common stock available for future issuance under the 2014 Plan was approximately 3,278,870 shares. On the first day of each fiscal year of the Company beginning with the Company’s fiscal year 2015, the number of shares of our common stock reserved for issuance under the 2014 Plan is increased by an amount equal to the least of (i) 2,500,000 shares, (ii) five percent of the outstanding shares of our common stock on the last day of our immediately preceding fiscal year, or (iii) such number of shares determined by our board of directors before the last day of our immediately preceding fiscal year. The next increase of the shares of our common stock reserved for issuance under the 2014 Plan is scheduled to occur on January 1, 2018. The 2014 Plan is administered by the compensation committee of our board of directors, which we refer to as the administrator. Subject to the other provisions of the 2014 Plan, the administrator has the power to determine the terms, conditions, and restrictions of the options granted, including the number of options and the vesting schedule. The exercise price of an option granted under the 2014 Plan generally is determined by the administrator; provided, however, that the exercise price of an option shall in no event be less than 100% of the fair market value of a share of our common stock on the date of grant. The vesting applicable to an option granted under the 2014 Plan generally is determined by the administrator in accordance with the terms of the 2014 Plan. Options granted under the 2014 Plan generally have a maximum term of 10 years after the date of grant. However, new options granted pursuant to the terms and conditions of the Offer will have a maximum term of 8 years after the date of grant.

Exercise price

The exercise price of an option granted under the 2014 Plan generally is determined by the administrator; provided, however, that the exercise price of an option shall in no event be less than 100% of the fair market value of a share of our common stock on the date of grant. For purposes of this Offer, new options will have a per share exercise price equal to 100% of the closing sales price of a share of our common stock on Nasdaq on the new option grant date. The new option grant date is expected to be January 19, 2018.

Vesting and Exercisability

The vesting applicable to an option granted under the 2014 Plan generally is determined by the administrator in accordance with the terms of the 2014 Plan. The new options will be unvested as of the new option grant date and will be subject to a new vesting schedule. Each new option will be unexercisable while it remains unvested, regardless of whether the exchanged option was early exercisable. The vesting commencement date of all new options will be the new option grant date and the new options will be subject to additional vesting, in each case subject to your continued service with us or any of our subsidiaries through the applicable vesting dates, as follows.

•	To the extent that a portion of the corresponding eligible option grant that is cancelled in exchange for the new options was vested on the date it was cancelled or would have been scheduled to vest within six months after the new option grant date, an equivalent portion of the new option grant will be scheduled to vest on the one-year anniversary of the new option grant date.

•	Any remaining portion of the corresponding eligible option grant that is cancelled in exchange for the new options will be scheduled to vest as to one-third of the underlying shares on the one-year anniversary of the new option grant date, and as to 1/36th of the underlying shares monthly thereafter on the same day of the month as the new option grant date (and if there is no corresponding day, on the last day of the month) over an additional period of two years.

•	We will make minor modifications to the vesting schedule of any new options to eliminate fractional vesting (such that a whole number of shares of our common stock subject to the new option will vest on each vesting date). As a result, subject to your continued service with Otonomy or any of its subsidiaries through the relevant vesting date, (i) the number of shares of our common stock that vest on each vesting date will be rounded down to the nearest whole number of shares as of the first vesting date on which a fractional share otherwise will vest, and (ii) fractional shares, if any, will be accumulated until the first vesting date on which the sum of the accumulated fractional shares equals or exceeds one whole share and will vest as an additional whole share on such vesting date, with any fractional share remaining thereafter accumulated again.

•	If your exchanged option was subject to any accelerated vesting upon certain qualifying terminations of employment or other specified events pursuant to an option agreement or other written agreement between you and Otonomy or any of its subsidiaries, then the corresponding new option also will be subject to such accelerated vesting to the same extent that the eligible option grant was immediately before being cancelled in the Offer, provided that the new options will be subject to the terms and conditions of the 2014 Plan and not the terms of any other Plan under which the eligible option grant was granted, as well as an award agreement under the 2014 Plan.

In all cases described above, vesting is subject to your continued service to us or any of our subsidiaries through each vesting date. Your participation in this Offer and the receipt of new options does not provide any guarantee or promise of continued service with us.

Example 1

For illustrative purposes only, assume that you are an eligible employee who is not an eligible officer and that you exchange in the Offer an eligible option grant to purchase 4,800 shares of our common stock that was scheduled to become fully vested by July 19, 2018, subject to your continued service with us or any of our subsidiaries through such date. There are no specific accelerated vesting terms that apply to your eligible option grant. Assume also that the Offer expires and new options are granted on January 19, 2018. Under the terms of the Offer, the new option grant will cover 4,800 shares, be entirely unvested upon the new option grant date, and have a vesting commencement date of January 19, 2018. The maximum term of the new option grant will be the 8 years from January 19, 2018.

On January 19, 2019, the 1-year anniversary of the new option grant date, the new option grant will vest as to all 4,800 shares, subject to your continued service to Otonomy or any of its subsidiaries through the vesting date.

Scheduled Vesting Date	Number of Shares of our Common Stock Subject to New Option Grant
January 19, 2019	4,800 shares

Example 2

For illustrative purposes only, assume that you are an eligible employee who is not an eligible officer and that you exchange in the Offer an eligible option grant to purchase 4,800 shares of our common stock. There are no specific accelerated vesting terms that apply to your eligible option grant. Assume also that the Offer expires and new options are granted on January 19, 2018, and that your eligible option grant would have been vested as to 1,200 shares underlying the eligible option grant through July 19, 2018. Under the terms of the Offer, the new option grant will cover 4,800 shares, be entirely unvested upon the new option grant date and have a vesting commencement date of January 19, 2018. The maximum term of the new option grant will be 8 years from January 19, 2018.

The new option grant will be scheduled to vest as to 2,400 shares on January 19, 2019, the 1-year anniversary of the new option grant date, and thereafter will vest as to 100 shares on each monthly anniversary of the new option grant date, subject to your continued service to us or any of our subsidiaries through each vesting date.

Scheduled Vesting Date	Number of Shares of our Common Stock Subject to New Option Grant
January 19, 2019	2,400 shares

The 19th day of each month thereafter over a total of 24 months	100 shares on each such scheduled vesting date

Example 3

For illustrative purposes only, assume that you are an eligible officer and that you exchange in the Offer an eligible option grant to purchase 3,600 shares of our common stock. There are no specific accelerated vesting terms that apply to your eligible option grant. Assume also that the Offer expires and new options are granted on January 19, 2018, and that your eligible option grant would have been vested as to 900 shares underlying the eligible option grant through July 19, 2018. Under the terms of the Offer, the new option grant will cover 2,400 shares (i.e., 3,600 shares divided by 1.5), be entirely unvested upon the new option grant date and have a vesting commencement date of January 19, 2018. The maximum term of the new option grant will be 8 years from January 19, 2018.

The new option grant will be scheduled to vest as to 1,200 shares on January 19, 2019, the 1-year anniversary of the new option grant date, and thereafter will vest as to 50 shares on each monthly anniversary of the new option grant date, subject to your continued service to us or any of our subsidiaries through each vesting date.

Scheduled Vesting Date	Number of Shares of our Common Stock Subject to New Option Grant
January 19, 2019	1,200 shares

The 19th day of each month thereafter over a total of 24 months	50 shares on each such scheduled vesting date

Adjustments upon certain events

Events occurring before the new option grant date

Although we are not anticipating any merger or acquisition of Otonomy, if prior to the expiration of the Offer, we merge or consolidate with or are acquired by another entity, you may choose to change your election or withdraw any options which you tendered for exchange, and your options will be treated in accordance with the 2010 Plan or 2014 Plan, as applicable, and your option agreement. Further, if we are acquired prior to the expiration of the Offer, we reserve the right to withdraw the Offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and applicable Plan, and you will receive no new options in exchange for them. If we are acquired prior to the expiration of the Offer but we (or the successor entity) do not withdraw the Offer, then we (or the successor entity) will notify you of any material changes to the terms of the Offer or the new options, including any adjustments to the exercise price and number and type of shares that will be subject to the new options.

Under such circumstances, the type of security and the number of shares covered by your new options and the new options’ exercise price would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive new options covering more or fewer shares of the acquirer’s common stock than the number of shares of our common stock subject to the eligible options that you tendered for exchange or than the number of shares of our common stock that would have been subject to the new options and greater or lesser per share exercise price of your new options, had no acquisition occurred.

If another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of our employees before the completion of this Offer. Termination of your employment for this or any other reason before the new option grant date (which is the same calendar day as the expiration date) means that the tender of your options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any new options or other benefit for your tendered options.

Events occurring after the new option grant date

If we are acquired after your exchanged options have been accepted, cancelled, and exchanged for new options, your new options will be treated in the acquisition transaction in accordance with the terms of the transaction agreement or the terms and conditions of our 2014 Plan and the option agreement between you and Otonomy thereunder. If we merge or consolidate with or are acquired by another entity, the transaction could result in a reduction in our workforce. If such termination of employment or other service occurs shortly after the expiration date, then you may hold new options that are entirely unvested, and all unvested new options will expire on such termination date. If your employment or other service with us or any of our subsidiaries terminates before part or all of your new options vest, you will not receive any value from the unvested part of your new options. If this termination of your employment or other service occurs shortly after the new option grant date and before you vest in any of your new options, you will forfeit your rights to your unvested new options as of the date of your termination of employment or other service and you will not receive any value from those new options.

In the event that any dividend or other distribution (whether in the form of cash, shares of our common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of our common stock or other securities of Otonomy, or other change in our corporate structure affecting the shares of our common stock occurs, the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2014 Plan, will appropriately adjust the number and class of shares that may be delivered under the 2014 Plan and/or the number, class, and price of shares covered by each outstanding award, and the numerical share limits of the 2014 Plan.

If we liquidate or dissolve, to the extent not previously exercised or settled, your outstanding options will terminate immediately before the consummation of the dissolution or liquidation. The administrator will notify award holders as soon as practicable prior to the effective date of such proposed liquidation or dissolution.

Our 2014 Plan provides that in the event of a merger or change in control of Otonomy as described in the 2014 Plan, each outstanding award will be treated as the administrator determines, including, without limitation, that each such award be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. The administrator will not be required to treat all awards similarly in the transaction.

In the event that the successor corporation does not assume or substitute for an award, the holder of such award will fully vest in and have the right to exercise such outstanding options or stock appreciation rights, including shares as to which such award otherwise would not be vested or exercisable, or with respect to restricted stock and restricted stock units, all restrictions will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not assumed or substituted in the event of a change in control of Otonomy, the administrator will notify the holder of such option or stock appreciation right in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period. Awards granted under the 2014 Plan may be subject to other terms set forth in a written agreement between the award holder and Otonomy governing the terms of such awards in the event of a merger or other corporate transaction of Otonomy, as described in such agreement.

Differences between the 2014 Plan and the 2010 Plan.

With respect to eligible options granted under the 2010 Plan, if Otonomy undergoes a “corporate transaction” (as defined in the 2010 Plan), then any surviving corporation or acquiring corporation may assume outstanding options or may substitute similar stock awards (including an award to acquire the same consideration paid to the stockholders in the corporate transaction) for outstanding options. In the event any surviving corporation or acquiring corporation in a corporate transaction does not assume or substitute for an option, then such options will terminate if not exercised at or prior to the effective time of such corporate transaction. Options under the 2010 Plan that are not assumed or substituted for by a surviving corporation or acquiring corporation will not vest automatically unless the applicable option agreement provides for such accelerated vesting.

Additionally, if any change is made in, or any event occurs with respect to, the common stock of Otonomy without the receipt of consideration by Otonomy (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction), then options granted under the 2010 Plan would be adjusted as generally described in the section entitled “Events occurring after the new option grant date” above, provided that the conversion of any convertible securities of Otonomy will not trigger an adjustment under the 2010 Plan.

If you exchange eligible options granted under the 2010 Plan for new options granted under the 2014 Plan, in the event of the occurrences described above, then your new options will not be treated as described in the immediately preceding two paragraphs. Instead, your new options will be treated as described in the section entitled “Events occurring after the new option grant date” above.

Transferability of options

Unless determined otherwise by the 2014 Plan’s administrator, an option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the holder of such option, only by such holder. If the administrator makes an option transferable, such option will contain such additional terms and conditions as the administrator deems appropriate.

Registration of shares underlying new options

All of the shares of Otonomy common stock issuable upon exercise of new options have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Otonomy for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your new options free of any transfer restrictions under applicable U.S. securities laws.

Tax consequences

You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new options and exchanged options, as well as the consequences of accepting or rejecting this Offer.

We strongly recommend that you consult with your own advisers to discuss the consequences to you of this transaction.

10. Information concerning Otonomy.

Our principal executive offices are located at 4796 Executive Drive, San Diego, California 92121, and our telephone number is (619) 323-2200. Questions regarding this option exchange should be directed to Carla Boren at Otonomy at (619) 323-2209.

Otonomy is a biopharmaceutical company dedicated to the development of innovative therapeutics for diseases and disorders of the ear. The company pioneered the application of drug delivery technology to the ear in order to develop products that achieve sustained drug exposure from a single local administration. This approach is covered by a broad patent estate and is being utilized to develop a pipeline of products addressing important unmet medical needs including Ménière’s disease, hearing loss, and tinnitus.

The financial information, including financial statements and the notes thereto, included in our annual report on Form 10-K for our fiscal year ended December 31, 2016, and from our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2017, June 30, 2017, and September 30, 2017, are incorporated herein by reference. Please see Section 17 of this Offer to Exchange titled, “Additional information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

11. Interests of executive officers and directors; transactions and arrangements concerning the options.

A list of our executive officers and members of our board of directors as of December 15, 2017, is attached to this Offer to Exchange as Schedule A. Each non-employee member of our board of directors is not eligible to participate in this Offer. Our executive officers may participate in this Offer. As of December 15, 2017, our executive officers (6 persons) as a group held options unexercised and outstanding under our Plans to purchase a total of 2,715,654 shares of our common stock, which represented approximately 56% of the shares subject to all options outstanding under our Plans as of that date. As of December 15, 2017, non-employee members of our board of directors (6 persons) as a group held options unexercised and outstanding under our Plans to purchase a total of 285,000 shares of our common stock, which represented approximately 6% of the shares subject to all options outstanding under our Plans as of that date.

The following table sets forth the beneficial ownership of each of our executive officers and directors of options granted under our Plans that are outstanding as of December 15, 2017. The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase shares of our common stock under the Plans, which was 3,000,654 shares as of December 15, 2017.

Name	Position	Number of shares covered by outstanding options granted under our equity plans	Percentage of total outstanding options under our equity plans
David A. Weber, Ph.D.	President, Chief Executive Officer and Director	1,345,730	27.54%
Paul E. Cayer	Chief Financial and Business Officer	472,883	9.68%
Kathie Bishop, Ph.D.	Chief Scientific Officer	150,000	3.07%
Robert Michael Savel, II	Chief Technical Officer	247,041	5.06%
Dean Hakanson, M.D.	Chief Medical Officer	280,000	5.73%
Eric J. Loumeau	General Counsel, Chief Compliance Officer and Secretary	220,000	4.50%
Vickie Capps	Director	45,000	0.92%
Jay Lichter, Ph.D.	Director and Chairman of the Board	45,000	0.92%
Iain McGill	Director	40,000	0.82%
George J. Morrow	Director	55,000	1.13%
Heather Preston, M.D.	Director	45,000	0.92%
Theodore R. Schroeder	Director	55,000	1.13%

Neither we nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock, or in transactions involving our common stock during the 60 days before and including December 15, 2017.

Except as otherwise described in this Offer or in our filings with the SEC, other than outstanding options to purchase common stock and restricted stock units granted from time to time pursuant to our Plans or stock purchase rights granted from time to time pursuant to our employee stock purchase plan, neither we nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

12. Status of options acquired by us in the Offer; accounting consequences of the Offer.

Exchanged options that we acquire through the Offer will be cancelled and, to the extent they were granted under the 2014 Plan or 2010 Plan, the shares of our common stock subject to those options will be returned to the pool of shares of our common stock available for grants of awards under the 2014 Plan, including any new options granted under the Offer. To the extent shares returning to the 2014 Plan are not fully reserved for issuance upon receipt of the new options to be granted in connection with the Offer, the shares will be available for issuance pursuant to future equity awards to employees and other eligible 2014 Plan participants without further stockholder action, except as required by applicable law or the rules of Nasdaq or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

We have adopted the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (“Topic 718”). Under Topic 718, the Offer with respect to all eligible options is considered a modification of those options exchanged and as a result we may be required to recognize incremental compensation expense, if any, resulting from the new options granted in the Offer. The incremental compensation will be measured as the excess, if any, of the fair value of each new option granted to employees in exchange for the exchanged options, measured as of the date the new options are granted, over the fair value of the eligible options exchanged for the new options, measured immediately prior to the exchange. This incremental compensation expense will be recognized over the remaining requisite service period of the new options. In the event that any of the new options are forfeited prior to their vesting due to termination of employment or other service, any incremental compensation expense of the forfeited new options will not be recognized. We also may incur incremental compensation expense resulting from fluctuations in our stock price between the time the exchange ratio (with respect to eligible options held by eligible officers) were set before the Offer began, and when the exchange actually occurs on the date the Offer expires.

13. Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approvals or notice filings or other actions be required, we presently contemplate that we will seek such approvals, make such filings or take such other actions. However, we cannot assure you that we will seek such approvals, make such filings or take such other actions or that any such approvals, filings or other actions, if needed, could be obtained or made or what the conditions imposed in connection with such approvals or filings would entail or whether the failure to obtain any such approvals, to make such filings or take any other actions would result in adverse consequences to our business. Our obligation under the Offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from granting new options or required to obtain a license or regulatory permit or make any other filing before granting new options on the new option grant date, we will not grant any new options, unless we obtain the necessary license or make the requisite filing. We are unaware of any such prohibition at this time which cannot be satisfied by obtaining a license or permit or making a filing, and we will use reasonable efforts to effect the grant, but if the grant is prohibited or seems not feasible to be made on the new option grant date, we will not grant any new options, and you will not receive any other benefit for the options you tendered.

14. Material income tax consequences.

Material U.S. federal income tax consequences

The following is a general summary of the material U.S. federal income tax consequences of participating in the exchange of options pursuant to the Offer for those eligible employees subject to U.S. federal income tax. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder, and administrative and judicial interpretations as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state, and local tax consequences for each eligible employee will depend upon his or her individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

We recommend that you consult your own tax adviser with respect to the U.S. federal, state, and local tax consequences of participating in the Offer, as the tax consequences to you are dependent on your individual tax situation.

New options

Eligible employees whose outstanding eligible options are exchanged for new options under the Offer should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable event.

All new options will be nonstatutory stock options for U.S. tax purposes, regardless of whether they are granted in exchange for nonstatutory stock options or incentive stock options in this Offer. If the eligible option you tender for exchange is a nonstatutory stock option, the new option you receive in its place likewise will be a nonstatutory stock option. If the eligible option you tender for exchange is an incentive stock option, the new option you receive in its place instead will be a nonstatutory stock option.

Under the U.S. tax rules governing incentive stock options, if an offer to modify an incentive stock option remains outstanding for 30 or more calendar days, then the incentive stock option is deemed modified regardless of whether you participate in the offer. This Offer currently is expected to remain open for 31 calendar days. As a result, eligible options that are incentive stock options held by U.S. employees who do not participate in this Offer will be considered to have been modified. The commencement date of the Offer (December 20, 2017) will be considered the modification date for purposes of determining whether the employee will receive favorable tax treatment with respect to the incentive stock options. Accordingly, in order to receive favorable tax treatment with respect to any such incentive stock option, you would be required not to dispose of any shares of our common stock acquired with respect to the incentive stock option until the passage of more than two years from the date this Offer commenced (December 20, 2017) (i.e., the date of the deemed modification) and more than one year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain. For more detailed information, please see the information below.

Incentive stock options

Under current U.S. tax law, an option holder generally will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, the exercise of an incentive stock option may affect an option holder’s alternative minimum taxable income. Upon exercise of an incentive stock option, the option holder will be required to include the amount equal to the excess of the fair market value of the exercised shares on the date of exercise over the exercise price as an adjustment item in the determination of any alternative minimum tax. However, if the option holder disposes of the exercised shares in the same calendar year as the date of exercise of the incentive stock option, then no adjustment will be made in determining such alternative minimum tax. Except in the case of an option holder’s death or disability, if an option is exercised more than three months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	more than two years after the date the incentive stock option was granted; and

•	more than one year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be treated as ordinary income to the option holder at the time of the disposition. Any additional gain generally will be taxable at long-term or short-term capital gain rates, depending on whether the option holder has held the shares for more than one year.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we generally will be entitled to a deduction equal to the amount of ordinary income taxable to the option holder.

Nonstatutory stock options

Under current U.S. tax law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the nonstatutory stock option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise generally will be compensation income taxable to the option holder.

We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of the exercised shares, any gain or loss is treated as capital gain or loss. The capital gain or loss will be long-term or short-term depending on whether the shares were held for more than 12 months. The holding period for the shares generally will begin just after the time the option holder recognized income. The amount of such gain or loss will be the difference between: (i) the amount realized upon the sale or exchange of the shares, and (ii) the value of the shares at the time the ordinary income was recognized.

If the option holder was an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

We recommend that you consult your tax adviser with respect to the U.S. federal, state, and local tax consequences of participating in the Offer.

15. Extension of Offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this Offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we also will extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release, email or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the Offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e 4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including by decreasing or increasing the consideration offered in this Offer to option holders or by decreasing or increasing the number of options being sought in this Offer. As a reminder, if a particular option grant expires after the beginning of the offering period, but before the cancellation date, that particular option grant is not eligible for exchange. Therefore, if we extend the Offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the Offer expires after such originally scheduled expiration date, but before the actual expiration date under the extended Offer, that option would not be eligible for exchange.

The minimum period during which the Offer will remain open following material changes in the terms of the Offer or in the information concerning the Offer, other than a change in the consideration being offered by us or a change in the amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this Offer or the consideration being offered by us for the eligible options in this Offer, the Offer will remain open for at least 10 U.S. business days from the date of notice of such modification. If any term of the Offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offering period so that at least five U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

16. Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this Offer.

17. Additional information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2016, filed with the SEC on March 2, 2017;

•	Our Quarterly Report on Form 10-Q for our fiscal quarter ended September 30, 2017, filed with the SEC on November 8, 2017, for our fiscal quarter ended June 30, 2017, filed with the SEC on August 3, 2017, and for our fiscal quarter ended March 31, 2017, filed with the SEC on May 4, 2017;

•	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on August 5, 2014, including any amendment or report filed for the purpose of updating such description;

•	The information contained in our Current Reports on Form 8-K, filed with the SEC, except to the extent that information therein is furnished and not filed with the SEC; and

•	Our definitive Proxy Statement on Schedule 14A for our 2017 annual meeting of stockholders, filed with the SEC on April 28, 2017.

These filings and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at the offices of the SEC at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public on the SEC’s website at http://www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to Carla Boren, our Vice President of Human Resources, at Otonomy, Inc., 4796 Executive Drive, San Diego, California 92121, or telephoning Ms. Boren at (619) 323-2209.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this Offer.

18. Financial statements.

The financial information, including financial statements and the notes thereto, included in our annual report on Form 10-K for the fiscal year ended December 31, 2016, and quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2017, June 30, 2017, and September 30, 2017, are incorporated herein by reference. Attached as Schedule B to this Offer to Exchange is a summary of our financial information from our annual report on Form 10-K for our fiscal year ended December 31, 2016, and from our quarterly reports on Form 10-Q for the fiscal quarter ended September 30, 2017. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange titled “Additional information.”

We had a book value per share of $4.37 on September 30, 2017 (calculated using the book value as of September 30, 2017, divided by the number of outstanding shares of our common stock as of September 30, 2017).

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. You should read these ratios in connection with our financial statements and accompanying notes, and our annual report on Form 10-K for the period ended December 31, 2016, incorporated by reference in this Offer to Exchange.

	Fiscal Year Ended December 31,		Nine months Ended September 30, 2017
	2015	2016
Ratio of earnings to fixed charges	N/A	N/A	N/A

We did not record earnings for the periods indicated in the table above. Accordingly, our earnings were insufficient to cover fixed charges for such periods and we are unable to disclose a ratio of earnings to fixed charges for such periods. For the years ended December 31, 2015, and 2016 and for the nine months ended September 30, 2017, the coverage deficiency necessary for the ratio of earnings to fixed charges to equal 1.00 (one-to-one coverage) was $61.6 million, $110.6 million, and $71.3 million, respectively, for each of such periods.

As of the date of this Offer to Exchange, we have no shares of preferred stock outstanding, and consequently, our ratio of earnings to combined fixed charges and preferred share dividends and ratio of earnings to fixed charges would be identical.

19. Miscellaneous.

We are not aware of any jurisdiction in which the Offer is made where the making of the Offer is not in compliance with applicable law. We may become aware of one or more jurisdictions where the making of the Offer is not in compliance with valid applicable law. If we cannot or choose not to comply with such law, the Offer will not be made to, nor will options be accepted from, the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the Offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offer to Exchange and in the related Offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

Otonomy, Inc.

December 20, 2017

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF OTONOMY, INC.

The executive officers and directors of Otonomy, Inc. as of December 15, 2017, are set forth in the following table:

Name	Position and Offices Held
David A. Weber, Ph.D.	President, Chief Executive Officer and Director
Kathie M. Bishop, Ph.D.	Chief Scientific Officer
Paul E. Cayer	Chief Financial and Business Officer
Dean Hakanson, M.D.	Chief Medical Officer
Eric J. Loumeau	General Counsel, Chief Compliance Officer and Secretary
Robert Michael Savel, II	Chief Technical Officer
Jay Lichter, Ph.D.	Director and Chairman of the Board
Vickie Capps	Director
Iain McGill	Director
George J. Morrow	Director
Heather Preston, M.D.	Director
Theodore R. Schroeder	Director

The address of each executive officer and director is: c/o Otonomy, Inc., 4796 Executive Drive, San Diego, California 92121. Our executive officers are eligible to participate in this Offer. The non-employee members of our board of directors are not eligible to participate in this Offer.

A-1

SCHEDULE B

SUMMARY FINANCIAL INFORMATION

OF OTONOMY, INC.

Selected Financial Data

The following selected financial data should be read in conjunction with our audited financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 2, 2017, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 filed with the SEC on November 8, 2017, both of which are incorporated herein by reference. Our summary statements of operations data for the nine months ended September 30, 2017 and 2016 and the selected balance sheet data as of September 30, 2017 and December 31, 2016 are derived from our unaudited interim condensed financial statements included in our Form 10-Q for the quarter ended September 30, 2017. Our summary statements of operations data for the years ended December 31, 2016 and 2015 are derived from our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. Our historical results are not necessarily indicative of results to be expected for any future period. The summary financial data in this section are not intended to replace our audited and unaudited consolidated financial statements and related notes.

	Nine Months Ended September 30,		Years Ended December 31,
	2017	2016	2016	2015
	(unaudited)
	(in thousands except for per share data)
Statements of Operations Data:
Product sales, net	$966	$410	$683	$—
Costs and operating expenses:
Cost of product sales	1,150	755	1,664	—
Research and development	36,660	46,558	60,723	38,762
Selling, general and administrative	35,387	37,725	49,777	23,214

Total costs and operating expenses	73,197	85,038	112,164	61,976

Loss from operations	(72,231)	(84,628)	(111,481)	(61,976)

Other income	934	617	898	308

Net loss	$(71,297)	$(84,011)	$(110,583)	$(61,668)

Net loss per share, basic and diluted	$(2.35)	$(2.81)	$(3.69)	$(2.57)

Weighted-average shares used to compute net loss per share, basic and diluted	30,280,267	29,878,040	29,962,781	23,952,562

	As of September 30, 2017	As of December 31, 2016
	(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$16,877	$24,156
Short-term investments	117,431	172,222
Total assets	146,003	208,596
Total liabilities	13,565	15,859
Accumulated deficit	(346,017)	(274,720)
Total stockholders’ equity	132,438	192,737

B-1